Exhibit 10.1

DATED 1 NOVEMBER 2019

SEACOR CAPITAL (UK) LIMITED

as Seller

SEACOR Marine (Guernsey) Limited

as Crew Employer

Putford Phoenix Limited

as Vessel Seller

Putford Defender Limited

as Vessel Seller

Stirling Offshore Limited

as Vessel Seller

NORTH STAR HOLDCO LIMITED

as Buyer

SEACOR Marine Holdings Inc

as Seller’s Guarantor

AGREEMENT for the sale and purchase of the share capital of BOSTON PUTFORD OFFSHORE SAFETY LIMITED

Contents

ClauseNamePage

1	Definitions and interpretation2
2	Sale and purchase15
3	Consideration15
4	Conditions Precedent16
5	Not Used18
6	Leakage18
7	Pre-Completion20
8	Completion22
9	Seller warranties23
10	Pensions indemnity24
11	Yangtze Indemnity25
12	Debt Reorganisation Indemnity26
13	W&I Policy27
14	Buyer warranties27
15	TUPE Employees28
16	Restrictive covenants29
17	Post-completion matters31
18	Seller guarantee36
19	Announcements and confidentiality38
20	Assignment39
21	Entire agreement40
22	Non-recourse40
23	Further assurance41
24	Costs41
25	Effect of termination42
26	Payments42
27	Effect of completion43
28	Third party rights43
29	Variations43
30	Communications43
31	Service of process45
32	Counterparts45
33	Governing law and jurisdiction45

ScheduleNamePage

1	Details of the Group47
1	Part 1 Details of the Company47
1	Part 2 Details of other members of the Group48

2	Vessels53
2	Part 1 Vessels within the Group at the date of this Agreement53
2	Part 2 Transferring Vessels53
2	Part 3 Vessel Particulars54

3	Not used59

4	Reserved Matters60

5	Completion formalities62
5	Part 1 Seller’s obligations62
5	Part 2 Buyer’s obligations67

6	Warranties68

7	Seller protection provisions88

8	Buyer warranties93

9	Earn Out Consideration94
9	Part 1 Introduction94
9	Part 2 Conduct during the Earn Out Period98
9	Part 3 Determination of Adjusted Revenue100

10	Properties102

11	TUPE Employees103

12	Transition services128
12	Part 1 Seller Transition Services128
12	Part 2 Buyer Transition Services130

13	Completion Payments Notice131

14	Form of Permitted Services Accounts132

Execution Page	133

Documents in the agreed form

Announcement

Data Room Index

Data Room USB

Equity Commitment Letter

Licence

Measures Letter

Power of attorney and proxy

Resignations of directors, secretary and auditors

Tax Deed

Yangtze Amendment

OMITTED EXHIBITS AND SCHEDULES TO THE SALE AND PURCHASE AGREEMENT

Certain exhibits and schedules to this Sale and Purchase Agreement have been omitted.

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DATED 1 NOVEMBER 2019

PARTIES

(1)

SEACOR Capital (UK) Limited, a company incorporated in England and Wales with registered number 03952530 whose registered office is at 7/8 Great James Street, London, United Kingdom, WC1N 3DF  (the “Seller”)

(2)

SEACOR Marine (Guernsey) Limited, a company incorporated in Guernsey with registered number 40709 whose registered office is at Elizabeth House, Ruettes Brayes, St Peter Port Guernsey, GY1 1EW (the “Crew Employer”)

(3)	Putford Phoenix Limited, a company incorporated in England and Wales with registered number 11380594 whose registered office is at 7/8 Great James Street, London, United Kingdom, WC1N 3DF
(4)	Putford Defender Limited, a company incorporated in England and Wales with registered number 11380598 whose registered office is at 7/8 Great James Street, London, United Kingdom, WC1N 3DF
(5)

Stirling Offshore Limited, a company incorporated in Scotland with registered number SC041594 whose registered office is at c/o Stirling & Gilmour, Pavilion Court, 45 Kilbowie Road, Clydebank, Dunbartonshire, G81 1BL

(6)	North Star Holdco Limited, a company incorporated in Scotland with registered number SC031826 whose registered office is at 12 Queens Road, Aberdeen, AB15 4ZT (the “Buyer”)
(7)

SEACOR Marine Holdings Inc, a company incorporated in Delaware, United States of America, whose principal executive office is at 12121 Wickchester Lane, Suite 500, Houston, Texas USA 77079 (the “Seller’s Guarantor”)

BACKGROUND

(A)	The Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms of this Agreement.
(B)	The Seller’s Guarantor has agreed to guarantee the performance of the Seller’s obligations under this Agreement and the other Transaction Documents.
(C)	Before the date of this Agreement, the Debt Reorganisation has been completed.

OPERATIVE PROVISIONS

1	Definitions and interpretation
1.1	In this Agreement:

“Accounts” means the audited financial statements of each Group Company for the accounting period ended on the Accounts Date.

“Accounts Date” means 31 December 2018.

“Anti-Corruption Laws” has the meaning given in paragraph 24 of Schedule 6 (Warranties).

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“Assigned Debt” means the debt of £10,533,142 owing from the Company to the Seller following the Debt Assignment made under the Debt Assignment Deed.

“Associate” means in relation to an undertaking, that undertaking and its subsidiary undertakings and parent undertakings and all subsidiary undertakings of any such parent undertakings, and where any parent undertaking is a fund, any adviser to, manager and/or general partner of such fund, in each case from time to time.

“Business Day” means:

(a)	for receiving a notice under Clause 30 (Communications), a day (other than a Saturday or Sunday) on which the clearing banks are open for business in the place where the notice is received; and
(b)	for all other purposes, a day (other than a Saturday or Sunday) on which the clearing banks in the City of London, United Kingdom and New York City, United States of America are open for business.

“Buyer Transition Services” has the meaning given in Clause 17.5(a).

“Buyer’s Group” means the Buyer, the Transferee and any Associate of the Buyer from time to time (including from Completion each Group Company).

“Buyer’s Solicitors” means CMS Cameron McKenna Nabarro Olswang LLP of Cannon Place, 78 Cannon Street, London EC4N 6AF.

“Certificate of Registry” means a certificate of United Kingdom registry issued to each of the Transferring Vessels for and on behalf of the Registrar General of Shipping and Seamen by the Maritime and Coastguard Agency pursuant to the Merchant Shipping Act 1995 and the Merchant Shipping (Registration of Ships) Regulations 1993.

“Charters” means charters (as amended, supplemented or varied before (i) the date of this Agreement and (ii) before the date of Completion) between the Company or any of the Subsidiaries and third parties in relation to the Vessels which remain to be performed (in whole or part) as at the date of this Agreement or the date of Completion (as the case may be).

“Claim” means any claim in connection with this Agreement or under the Tax Deed (including under any indemnity in such documents).

“Class” means the classification society (being a member of the International Association of Classification Societies) in which each Vessel is entered as at the date of this Agreement and the date of Completion.

“CMA” means the UK Competition & Markets Authority.

“Company” means Boston Putford Offshore Safety Limited.

“Completion” means completion of the purchase of the Shares in accordance with Clause 8 (Completion).

“Completion Payments Notice” has the meaning given in Clause 7.6(b).

“Conditions” has the meaning given in Clause 4.1.

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“Consideration” has the meaning given in Clause 3.1.

“Data Room” means the ‘Project Aquilo’ virtual data room maintained on behalf of the Seller containing documents and information relating to the Group and listed in the Data Room Index and as recorded on a USB in the agreed form.

“Data Room Index” means the agreed form index of the contents of the Data Room.

“DB Scheme” has the meaning given in Clause 10.1(a).

“Debt Assignment Deed” means the deed dated 31 October 2019 between the Seller and the Vessel Seller effecting the Debt Assignment.

“Debt Capitalisation” means the application by the Seller of the Assigned Debt in subscribing for 1 fully paid “A” ordinary share of 10 pence and 999 fully paid “B” ordinary shares of 10 pence each in the Company (the “Capitalisation Shares”) and the allotment and issue of the Capitalisation Shares by the Company to the Seller, in each case in accordance with the Subscription and Capitalisation Agreement.

“Debt Reorganisation” means:

(a)

the recording in writing of the terms of the £10,533,142 in aggregate of debt (representing principal and accrued but unpaid interest), owing before the Debt Assignment to the Vessel Seller from the Company (the “Initial Debt”);

(b)	the assignment by the Vessel Seller to the Seller of the benefit of the Initial Debt (the “Debt Assignment”); and
(c)	the Debt Capitalisation.

“Debt Reorganisation Documents” means the document recording the terms of the Initial Debt, the Debt Assignment Deed and the Subscription and Capitalisation Agreement and all other minutes, deeds and documents required to effect the transactions provided for in the Debt Assignment Deed and the Subscription and Capitalisation Agreement.

“Disclosed” means fairly disclosed by the Disclosure Letter and/or the Supplementary Disclosure Letter with sufficient detail to enable a reasonable buyer to identify the nature and scope of the matter, fact or circumstance disclosed.

“Disclosure Letter” means the letter dated the same date as this Agreement from the Seller to the Buyer relating to the Warranties.

“Earn Out Consideration” means the Consideration calculated and payable in accordance with Schedule 9 (Earn Out Consideration).

“Earn Out Period” has the meaning given in Schedule 9 (Earn Out Consideration).

“Emergency Situation” means a situation that arises or occurs which:

(a)

is reasonably considered by (in respect of Clause 7.2(e)) the Company or (in respect of Schedule 9 (Earn Out Consideration)) the Earn Out Group to be or to represent a material risk of becoming an emergency or disaster; or

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(b)

has or is reasonably likely to have a material adverse effect on (in respect of Clause 7.2(e)) any of the Group Companies or (in respect of Schedule 9 (Earn Out Consideration)) the Earn Out Business,

and which (in either case) requires immediate measures to prevent or mitigate such threat acting in accordance with good industry practice.

“Employee” means (i) any person employed by a Group Company under a contract of employment at the date of this Agreement; and (ii) the TUPE Employees.

“Employment Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 or any equivalent legislation in any jurisdiction.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of pre-emption, reservation of title, or other third-party right or interest or any kind or administrative detention or other encumbrance, but excluding maritime liens arising by law and not by contract.

“Environment” means components of the earth, including land, air (including any layer of the atmosphere) and water (including surface coastal and ground waters) and any eco-systems supported by those components.

“Environmental Law” all applicable laws (including all or any of common law, statute, rule, regulation, treaty, directive, direction, decision of the court, by law, code of practice, circular, guidance note, statutory guidance, order, notice, demand or official guideline of any governmental authority or agency or any regulatory body) in force at any time up to and including the date of this agreement in any relevant jurisdiction (including the United Kingdom and the European Union) legally binding with the force of law in the United Kingdom relating to the Environment.

“Equity Commitment Letter” means an equity commitment letter from Basalt Infrastructure Partner II A L.P., Basalt Infrastructure Partner II C L.P. and Basalt Infrastructure II D L.P. to the Seller and the Buyer in the agreed form.

“Equity Consideration” means £7,789,453.

“Estimated Permitted Services Amount” means an amount equal to £3,745,625 plus £55,000 per day for the period from (and including) 1 October 2019 to (and including) the date of Completion or any other such value as is agreed is in writing by the Buyer and the Seller, each acting in good faith and based on the latest available information, not less than 3 Business Days prior to Completion.

“Exchange Rate” means with respect to a particular currency on a particular date, the closing mid‑point rate of exchange for that currency into pounds sterling as set out in the London edition of the Financial Times first published after that date.

“Existing Facilities and Securities” means the Existing Facility and any Encumbrances granted by a Group Company in respect of such facility, including those identified in relation to each Group Company in Schedule 1 (Details of the Group).

“Existing Facility” means the credit agreement dated 26 September 2018, as amended on 6 August 2019 and as may be further amended from time to time, by and among, inter alios, SEACOR Marine Foreign Holdings Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, as borrower,

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SEACOR Marine Holdings Inc., a corporation incorporated under the laws of the State of Delaware, as parent guarantor, the entities identified on Schedule 1-A thereto as subsidiary guarantors, DNB BANK ASA, New York Branch, as facility agent and security trustee, and the banks, financial institutions and institutional lenders identified on Schedule 1-B thereto as lenders and swap banks.

“Fundamental Warranties” means the warranties contained in paragraph 1 (Ownership and Capacity), paragraph 2 (Share capital) and paragraph 3 (Subsidiaries) in Schedule 6 (Warranties).

“Group” means the Company and the Subsidiaries and “Group Company” means any one of them.

“Health and Safety Law” all applicable laws (including all or any of common law, statute, rule, regulation, treaty, directive, direction, decision of the court, by law, code of practice, circular, guidance note, statutory guidance, order, notice, demand or official guideline of any governmental authority or agency or any regulatory body) in force at any time up to and including the date of this agreement in any relevant jurisdiction (including the United Kingdom and the European Union) legally binding with the force of law in the United Kingdom relating to the health and safety obligations of the Group Companies.

“Incoming Officers” has the meaning given in Clause 7.6(a).

“Independent Accountant” means the independent chartered accountant appointed in accordance with Clause 6.6.

“Intellectual Property” means patents, trademarks, database rights, rights in designs, copyrights and topography rights and all inventions, rights in know-how, trade secrets and confidential information and any other intellectual or industrial property rights subsisting anywhere in the world (including all registrations and applications for registration of any of the above).

“Interest Payment Amount” means an amount equivalent to interest at 6.00% per annum on the aggregate of:

(a)	the Equity Consideration; and
(b)	the Locked Box Shareholder Debt,

in each case from (and excluding) the Locked Box Date to (and including) the date of Completion, such interest to accrue daily, as specified in the Completion Payments Notice.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Leakage” means:

(a)

any dividend (in cash or in kind), or distribution of any kind (including any management or similar charges) declared, paid or made (in each case whether actual or deemed) by any Group Company to, or for the benefit of, the Seller or any of its connected persons (who are not Group Companies);

(b)	any payment made, or asset transferred, by any Group Company to the Seller or any of its connected persons (who are not Group Companies);

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(c)

the purchase by any Group Company from the Seller or any of its connected persons (who are not Group Companies) of any assets to the extent that such purchase is made for greater than that Group Company's reasonable opinion of the prevailing market value at the time of the purchase;

(d)

any payments made by any Group Company to or for the benefit of the Seller or any of its connected persons (who are not Group Companies) in respect of the redemption, purchase or repayment of any share capital, loan capital or other securities issued by any Group Company to the Seller or any of its connected persons or any other return of capital;

(e)

any liabilities assumed, indemnified, guaranteed, secured or incurred by any Group Company for the benefit of the Seller or any of its connected persons (who are not Group Companies), other than those existing at the Locked Box Date pursuant to the terms of the Existing Facilities and Securities;

(f)	any costs incurred by any Group Company for the benefit of the Seller or any of its connected persons (who are not Group Companies);
(g)	all amounts owed to any member of the Group by Mexmar Offshore International LLC or a subsidiary of it to the extent that such amounts (if any) remain outstanding as at Completion;
(h)	all amounts owed to any member of the Group by any entity in which any member of the Seller’s Group holds at least 20% of the issued share capital that remains outstanding at Completion, if any;
(i)

any advisers’ fees borne by any Group Company in relation to the Transaction and any payment by any Group Company of any fees, costs or expenses to any person in connection with the Transaction, including any success, loyalty or sales bonuses or incentives, to or for the benefit of the Seller or any of its connected persons (who are not Group Companies);

(j)

any payments made by any Group Company in respect of bonuses, fees or remuneration or incentives to the extent relating to Completion occurring paid, or before Completion agreed to be paid, to the Seller or any of its connected persons (who are not Group Companies) or to any director, officer or employee of a Group Company, the Seller or its connected persons (including the TUPE Employees);

(k)

the waiver, release or discount by any Group Company of any amount owed or obligation (whether or not due for payment or performance) to it by the Seller or any of its connected persons (who are not Group Companies);

(l)	the waiver by a Group Company of any amount owed to them by any of their current directors, officers or employees or any connected person of any such party;
(m)

the creation of any Encumbrance over any of the assets of any Group Company in favour of any member of the Seller’s Group other than those existing at the Locked Box Date pursuant to the terms of the Existing Facilities and Securities;

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(n)	any agreement or arrangement for any of the matters set out in paragraph (a) to paragraph (m) above to occur;
(o)	any liability to Tax of a Group Company arising in connection with any of the matters set out in paragraph (a) to paragraph (n) above,

but excluding anything (in each case) which constitutes Permitted Leakage.

“Leakage Dispute Long Stop Date” has the meaning given in Clause 6.6.

“Leakage Disputed Amount” has the meaning given in Clause 6.6.

“Licence” means the licence to occupy to be entered into between the Company and the Seller in the agreed form.

“Locked Box Accounts” means the unaudited consolidated balance sheet and income statement of the Group as at the Locked Box Date as attached to the Disclosure Letter.

“Locked Box Date” means 31 July 2019.

“Locked Box Shareholder Debt” means £11,739,411.

“Locked Box Shareholder Debt Payment” means an amount equal to the Locked Box Shareholder Debt.

“Longstop Date” means 31 January 2020.

“Losses” means all claims, demands, actions, awards, judgments, settlements, costs, expenses, liabilities, damages and losses (including all interest, fines, penalties, legal and other professional costs and expenses reasonably incurred).

“Management Accounts” means the management accounts of each Group Company for the period from the Accounts Date to 31 July 2019.

“Measures Letter” means the letter in the agreed form from the Buyer and/or the Transferee detailing the measures (if any) which the Buyer’s Group envisages taking in respect of the TUPE Employees.

“Non-Party” has the meaning given in Clause 22.1.

“Notified Leakage” has the meaning given in Clause 6.3.

“Pension Guarantee” means the guarantee from Boston Putford Offshore Safety Limited in favour of the Trustees of the Merchant Navy Officers Pension Fund dated 30 May 2012.

“Pensions Condition” has the meaning given in Clause 4.1(b).

“Permitted Leakage” means:

(a)

any expenses, liabilities or debt incurred or assumed by a Group Company owing to the Seller’s Group which is referred to in Clause 3.5 (including for the avoidance of doubt any Permitted Services Expenditure);

(b)	any payment by a Group Company in respect of Tax which is required to be or has been discharged by a member of the Seller’s Group under a

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Relevant GPA on behalf of the Group Company, save to the extent falling within paragraph (o) of the definition of Leakage;
(c)

any expenses, liabilities or debt incurred or assumed by a Group Company for the transfer of the Transferring Vessels and such vessels’ Vessel Ancillary Assets pursuant to the satisfaction of the Vessels Transfer Condition for an amount not exceeding £7,750,000 in aggregate;

(d)	clause 2C of the Yangtze Amendment; and
(e)

any liability to tax of a Group Company arising in connection with any of the matters set out in paragraph (a) (to the extent comprising the Locked Box Shareholder Debt Payment, the Permitted Services Expenditure or any amount required to be paid by the Buyer in relation to the Permitted Services Amount under Clause 17.6(i)) and paragraph (b) above but excluding any amounts required to be withheld or deducted by law in respect of payments falling within such paragraphs to the extent such deduction or withholding is not made.

“Permitted Services Accounts” means the accounts referred to in, and agreed or determined in accordance with, Clause 17.6.

“Permitted Services Amount” means an amount equal to the Permitted Services Expenditure, less the Permitted Services Income, as specified in the final Permitted Services Accounts.

“Permitted Services Expenditure” means, in or in respect of the period from (and excluding) the Locked Box Date up to (and including) the date of Completion (whether or not invoiced in such period):

(a)	all expenses incurred by a Group Company:
(i)	to SEACOR Marine International Limited in respect of management fees for an amount not exceeding the Specified Amount;
(ii)

to the Crew Employer in respect of management fees, Southern Crewing Services Limited cadet training costs, Southern Crewing Services Limited re-charged costs and the associated 7.5% mark-up and crew wages and other related costs and expenses incurred and charged by the Crew Employer to the Group Companies in aggregate not exceeding the Specified Amount;

(iii)	to SEACOR Offshore Dubai L.L.C. or other connected persons of the Seller in respect of group HR costs for an amount not exceeding the Specified Amount;
(iv)

(indirectly via SEACOR Offshore Dubai L.L.C. or otherwise) to SEACOSCO Yangtze L.L.C. in relation to its share of the earnings of the vessel named “Seacosco Yangtze” for an amount not exceeding the Specified Amount; and

(v)	to the Seller or its connected persons in the ordinary course of trading and in line with past practice for an amount not exceeding the Specified Amount;
(b)	all expenses incurred or liabilities incurred by a Group Company to SEACOR Offshore Dubai L.L.C. in relation to amounts recharged by a Group

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Company to Mexmar Offshore L.L.C or a subsidiary of it, to be recovered on SEACOR Offshore Dubai L.L.C’s behalf in relation to the vessel UP Agate for an amount not exceeding the Specified Amount;
(c)	any VAT claimed by a Group Company on behalf of Windcat Workboats Limited pursuant to the existing VAT group payment arrangements for an amount not exceeding the Specified Amount; and
(d)	any other items as agreed in writing by the Buyer and the Seller to be Permitted Services Expenditure.

“Permitted Services Income” means, in or in respect of the period from (and excluding) the Locked Box Date up to (and including) the date of Completion (whether or not invoiced in such period):

(a)

amounts charged by any Group Company in respect of management fees to the Crew Employer consistent with practice over the 12 months preceding the date of this Agreement and for an amount not exceeding the Specified Amount;

(b)	all expenses incurred by the Seller and its connected persons to a Group Company in the ordinary course of trading and in line with past practice for an amount not exceeding the Specified Amount;
(c)	expenses incurred by Windcat Workboats Limited to a Group Company in relation to pension payments in the ordinary course of business not exceeding the Specified Amount; and
(d)	any other items as agreed in writing by the Buyer and the Seller to be Permitted Services Income.

“Planned Completion Date” has the meaning given in Clause 8.1.

“Properties” means the properties described in Schedule 10 (Properties) and “Property” means any of them.

“Relevant Accounting Standards” means Financial Reporting Standard 102 issued by the Accounting Council.

“Relevant Action” means any action or proposed or potential action by the Pensions Regulator or any other person in relation to or in connection with the subject matter of the indemnity in Clause 10.1.

“Relevant GPA” has the meaning given to it in the Tax Deed.

“Relief” has the meaning given to it in the Tax Deed.

“Restrained Business” means the Group’s emergency response and rescue vessel activities on the United Kingdom Continental Shelf as carried on at Completion (excluding any ancillary activities such as freight).

“Seller Party” means the Seller, the Crew Employer, each of the Vessel Sellers and the Seller’s Guarantor (other than in Clause 18 (Seller guarantee) where such term does not include the Seller’s Guarantor).

“Seller Transition Services” has the meaning given in Clause 17.4.

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“Seller’s Group” means the Seller and any of its Associates from time to time (excluding from Completion any Group Company).

“Seller’s Solicitors” means Bryan Cave Leighton Paisner LLP of Adelaide House, London Bridge, London EC4R 9HA.

“Seller’s Solicitors Account” means the account of the Seller’s Solicitors with Barclays Bank PLC, 1 Churchill Place, London E14 5HP, sort code 206582 and account number 50089753.

“Seller’s Tonnage Tax Group” has the meaning given to it in the Tax Deed.

“Seller's W&I Payment” means £39,568, being the Seller's contribution to the cost of the W&I Policy.

“Sensitive Information” has the meaning given in Clause 23.2.

“Shares” means the 55,579 A ordinary shares of 10 pence each and the 135,759,639 B ordinary shares of 10 pence each in the capital of the Company, making up the entire issued share capital of the Company.

“Signing Vessels” means the vessels owned by the Company and its Subsidiaries at the date of this Agreement, as set out in Schedule 2, Part 1 (Vessels within the Group at the date of this Agreement).

“Southern North Sea” being that portion of the North Sea that is south of latitude 56 degrees north.

“Specified Amount” means, in relation to paragraphs (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v), (b) and (c) of the definition of Permitted Services Expenditure and in relation to paragraphs (a), (b) and (c) of the definition of Permitted Services Income, the corresponding amounts as specified in columns 2 and 3 of the table below (the amounts in column 3 of each row being cumulative such that the Specified Amount in such column is the daily amount multiplied by the relevant number of days).

(1)	(2) Specified Amount for the period from (but excluding) the Locked Box Date to (and including) 30 September 2019	(3) Specified Amount for the period from (and including) 1 October 2019 to (and including) the date of Completion
paragraph (a)(i) of the definition of Permitted Services Expenditure	£40,670 in aggregate	£502 per day
paragraph (a)(ii) of the definition of Permitted Services Expenditure	£3,492,398 in aggregate	£57,252 per day

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paragraph (a)(iii) of the definition of Permitted Services Expenditure	£11,673 in aggregate	£217 per day
paragraph (a)(iv) of the definition of Permitted Services Expenditure	£413,586 in aggregate	£7,705 per day
paragraph (a)(v) of the definition of Permitted Services Expenditure	£42,896 in aggregate	£1,500 per day
paragraph (b) of the definition of Permitted Services Expenditure	£118,319 in aggregate	£1,228 per day
paragraph (c) of the definition of Permitted Services Expenditure	£112,482 in aggregate	£2,095 per day
paragraph (a) of the definition of Permitted Services Income	£79,065 in aggregate	£1,473 per day
paragraph (b) of the definition of Permitted Services Income	£15,975 in aggregate	£1,500 per day
paragraph (c) of the definition of Permitted Services Income	£16,796 in aggregate	£313 per day

“Subscription and Capitalisation Agreement” means the letter agreement dated 31 October 2019 between the Company and the Seller agreeing to effect the Debt Capitalisation.

“Subsidiaries” means the companies listed in Schedule 1, Part 2 (Details of other members of the Group) and “Subsidiary” means any one of them.

“Supplementary Disclosure Letter” means the letter described as such from the Seller to the Buyer dated the date of Completion relating to the Warranties as repeated at Completion and to be delivered (if necessary) to the Buyer immediately before Completion in the same form as the Disclosure Letter, save for such letter being varied by the inclusion of updated dates for general disclosures to the date two Business Days before the proposed date for Completion and otherwise by the inclusion of any new Disclosures as are applicable to events or circumstances arising, or of which the Seller becomes aware, after the date of this Agreement.

“Surviving Provisions” means Clause 1 (Definitions and interpretation), Clause 17 (Post-completion matters), Clause 18 (Seller guarantee), Clause 19 (Announcements and confidentiality), Clause 20 (Assignment), Clause 21 (Entire agreement), Clause 22 (Non-recourse), Clause 24 (Costs), Clause 25 (Effect of termination), Clause 28 (Third party rights), Clause 29 (Variations), Clause 30 (Communications), Clause 31 (Service of process ), Clause 32 (Counterparts) and Clause 33 (Governing law and jurisdiction).

“Tax” or “Taxation” has the meaning given to it in the Tax Deed.

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“Tax Authority” has the meaning given to it in the Tax Deed.

“Tax Deed” means the deed in the agreed form relating to Tax.

“Transaction” means the transaction contemplated by this Agreement (or any part of that transaction).

“Transaction Documents” means this Agreement and the documents in the agreed form.

“Transaction Party” has the meaning given in Clause 22.1.

“Transferee” means North Star (Guernsey) South Limited, a Guernsey registered company, registered under number 66888.

“Transferring Vessels” means the vessels set out in Schedule 2, Part 2 (Transferring Vessels).

“TUPE Employees” means those persons employed by the Crew Employer who are wholly or mainly assigned to the Vessels as at the date of this Agreement and who are listed in Schedule 11 (TUPE Employees), but (i) excluding those persons who cease to be employed by the Crew Employer prior to Completion in accordance with the terms of this Agreement and/or as a result of their resignation, retirement or summary dismissal; and (ii) including (in addition) any person who becomes employed by the Crew Employer following the date of this Agreement and who remains so employed as at Completion in accordance with the terms of this Agreement.

“United Kingdom Continental Shelf” means those areas of the seabed and subsoil beyond the territorial sea over which the United Kingdom exercises sovereign rights of exploration and exploitation of natural reserves.

“VAT” shall have the meaning given in the Tax Deed.

“Vessel Sellers” means Putford Phoenix Limited, Putford Defender Limited and Stirling Offshore Limited.

“Vessel Ancillary Assets” means each Vessel’s engines, machinery, tackle, outfit, spare gear, fuel, consumable and other stores, belongings and appurtenances, whether on board or ashore.

“Vessels” means the Signing Vessels and Transferring Vessels.

“Vessels Transfer Condition” has the meaning given in Clause 4.1(a).

“W&I Policy” means the Buyer’s warranty and indemnity insurance policy relating to the Warranties and the Tax Deed.

“Warranties” means the warranties contained in Schedule 6 (Warranties).

“Yangtze Amendment” means the amendment of the Yangtze Charterparty (as defined in Clause 11.1) in the agreed form.

1.2	In this Agreement, unless otherwise stated:
(a)	reference to this Agreement is to this agreement as varied, supplemented, novated or replaced from time to time;

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(b)	reference to a document or a provision of a document is to that document or provision as varied, supplemented, novated or replaced from time to time;
(c)

reference to a document being in “agreed form” is to that document in the form approved and for identification purposes signed or initialled by or on behalf of the Buyer and the Seller or otherwise agreed in writing by them or on their behalf by their respective solicitors;

(d)	reference to a statute or statutory provision includes a reference to:
(i)	any statutory amendment, consolidation or re-enactment of it to the extent in force at the date of this Agreement;
(ii)

all orders, regulations, instruments or other subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it to the extent in force at the date of this Agreement; and

(iii)	any statute or statutory provision of which it is an amendment, consolidation or re-enactment;
(e)	reference to a party is to a party to this Agreement and includes a reference to that party’s successors and permitted assignees;
(f)	reference to a “person” includes a legal or natural person, partnership, association, trust, company, corporation, joint venture, government, state or agency of the state or other body;
(g)

reference to a governmental, regulatory or administrative authority or other agency or body that ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed, means the agency or body which performs most closely the functions of that authority, agency or body;

(h)

a Clause or Schedule or Appendix or attachment is to a Clause of or Schedule, Appendix or attachment to, this Agreement and any reference to this Agreement includes its Schedules, Appendices and attachments;

(i)

the terms “financial year”, “parent undertaking”, “subsidiary undertaking” and “undertaking” (and, unless the context otherwise requires, other terms used in this Agreement that are defined in the Companies Act 2006) shall be interpreted in accordance with the Companies Act 2006;

(j)	the term “connected person” has the meaning given to it in section 1122 Corporation Tax Act 2010 and any references to persons being “connected” shall have a corresponding meaning; and
(k)	reference to the time of day is to the time in London.
1.3

“To the extent that” and “if and to the extent that” both mean “if and then only in so far as”; they shall operate in a measured way, proportionate to the degree to which the relevant condition, matter or circumstance has been satisfied, exists or is the case; and they do not mean simply “if”.

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1.4	In the Warranties:
(a)	as regards the operations or presence of any Group Company outside of England and Wales:
(i)

references to a statutory provision or to a legal or accounting principle applying under English law shall be treated as including references to the nearest corresponding provision or principle in the local jurisdiction; and

(ii)

references to a governmental, regulatory or administrative authority or other body or agency in the United Kingdom shall be treated as including references to the nearest equivalent governmental, regulatory or administrative authority or other body or agency in that jurisdiction; and

(b)

references to ‘material’ or ‘materially’ (or any similar expression) shall be construed as a reference to materiality in the context of the business of the Group as a whole other than in clause 15.5(d) and paragraphs 1(l), 1(m), 6, 10(b), 11(b), 18(e), 18(h), 18(i), 33(b), 33(f), 33(i), 33(o) and 33(r) of Schedule 6 (Warranties) and paragraphs (f) and (g) of Schedule 8 (Buyer warranties).

1.5

To determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded, any amounts not stated in pounds sterling shall be converted into pounds sterling at the Exchange Rate on the relevant date. The relevant date is:

(a)	when determining whether a limit or threshold in a warranty has been reached or exceeded, the date at which the Warranty is given;
(b)	when determining whether a threshold in Schedule 7 (Seller protection provisions) has been exceeded, the date a Claim is notified; and
(c)	when determining whether a threshold in Schedule 4 (Reserved Matters) has been exceeded, the date the relevant transaction was entered into or undertaken (as the case may be) in the relevant period.
2	Sale and purchase
2.1

On and subject to the terms of this Agreement, the Seller agrees to sell and the Buyer shall buy the full legal and beneficial title to the Shares, with effect from Completion, on the terms and conditions set out in this Agreement.

2.2

The Shares shall be sold free from all Encumbrances and together with all rights attaching to them at Completion including the right to receive all distributions and dividends declared in respect of the Shares or accruing after Completion.

2.3	The Buyer and the Seller are not obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.
3	Consideration
3.1	The aggregate consideration for the Shares (“Consideration”) is:
(a)	the Equity Consideration payable in accordance with Clause 3.2; plus

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(b)	the Interest Payment Amount payable in accordance with Clause 3.2; plus
(c)	the Earn Out Consideration payable in accordance with Schedule 9 (Earn Out Consideration).
3.2

The Buyer shall pay the aggregate of the Equity Consideration and the Interest Payment Amount to the Seller’s Solicitors in cash on Completion in accordance with paragraph 1(b) of Schedule 5, Part 2 (Buyer’s obligations).

3.3	The receipt by the Seller’s Solicitors of the amounts payable under Clause 3.2 shall discharge the Buyer’s obligation to pay those sums.
3.4

The Buyer warrants that it does on the date of this Agreement, and will on Completion, have the necessary funding available to it to allow it to make the payments required of it under Clause 3.2 and to allow it to procure that the Group Companies make the payments referred to in paragraph 1(b)(ii) of Schedule 5, Part 2 (Buyer’s obligations ).

3.5

The Seller and the Seller’s Guarantor, in its capacity as ultimate parent company of the Seller’s Group, hereby acknowledge and agree that receipt by the Seller of the Locked Box Shareholder Debt Payment, the Estimated Permitted Services Amount and any amount required to be paid by the Buyer in relation to the Permitted Services Amount under Clause 17.6(i) shall constitute full and final settlement of all monies owing by any member of the Group to the Seller’s Group existing as at Completion and, subject to receipt of such sums, the Seller and the Seller’s Guarantor hereby irrevocably waive and release, and undertake to procure the release and waiver by any member of the Seller’s Group of, all claims against and liabilities (whether known or unknown) of the Group in relation to such monies.

3.6	Clause 3.5 shall not operate so as to waive or release any other liabilities of the Buyer or the Seller under the Transaction Documents.
3.7

From the date of Completion each of the Vessel Sellers irrevocably releases and discharges the Group from any claims or liabilities (whether known or unknown) in respect of the Transferring Vessels or under any charter or agreement between the Company and the Vessel Sellers in respect of the Transferring Vessels.

4	Conditions Precedent
4.1	The sale and purchase of the Shares is conditional upon:
(a)

the transfer of the Transferring Vessels and such vessels’ Vessel Ancillary Assets to the relevant Group Company specified in column 2 of the table in Schedule 2, Part 2 (Transferring Vessels) as evidenced by the provision of a Certificate of Registry showing each of the Transferring Vessels registered wholly in the name of the relevant Group Company (the “Vessels Transfer Condition”);

(b)	the Seller having procured (to the reasonable satisfaction of the Buyer) a release and discharge in full of the Pension Guarantee (the “Pensions Condition”); and
(c)	the Seller having procured (to the reasonable satisfaction of the Buyer) the execution of the Yangtze Amendment by the parties thereto (the “Yangtze Condition”),

(together the “Conditions”).

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4.2	The Vessel Sellers shall use all reasonable endeavours to procure the satisfaction of the Vessels Transfer Condition on or prior to the Planned Completion Date.
4.3

The Seller shall use all reasonable endeavours to procure the satisfaction of the Pensions Condition and the Yangtze Condition on or prior to the Planned Completion Date and, if Completion is deferred beyond the Planned Completion Date by reason of the Buyer not having waived any unsatisfied Condition and not having terminated this Agreement (i) the Seller shall continue to use all reasonable endeavours to procure the satisfaction (to the extent unwaived) of the Pensions Condition and the Yangtze Condition on or prior to the Longstop Date; and (ii) the Vessel Sellers shall continue to use all reasonable endeavours to procure the satisfaction (to the extent unwaived) of the Vessels Transfer Condition on or prior to the Longstop Date.

4.4	The Seller and the Vessel Sellers shall:
(a)

keep the Buyer informed as to the progress relating to satisfaction of the Conditions including the provision of such information as the Buyer may reasonably request in relation thereto, as soon as reasonably practicable following such request; and

(b)	inform the Buyer in writing as soon as reasonably practicable after becoming aware that:
(i)	a Condition has been satisfied;
(ii)	a Condition is, in its opinion, unlikely to be satisfied prior to the Planned Completion Date (or any date to which the Buyer elects to defer Completion in accordance with Clause 8.2).
4.5

The Buyer may elect at its sole discretion to waive, to such extent as it thinks fit, all or part of the Vessels Transfer Condition on or before the Planned Completion Date (or any date to which the Buyer elects to defer Completion in accordance with Clause 8.2) and in such circumstances the Seller and the Buyer agree to negotiate in good faith arrangements relating to those Vessels and such vessels’ Vessel Ancillary Assets that have not before Completion transferred into the Group and in respect of any related Charters but without prejudice to any other rights which it may have under this Agreement.

4.6

The Buyer may elect at its sole discretion to waive, to such extent as it thinks fit, all or part of the Pensions Condition on or before the Planned Completion Date (or any date to which the Buyer elects to defer Completion in accordance with Clause 8.2) and in such circumstances the Seller and the Buyer agree to negotiate in good faith how to hold harmless the Buyer and each Group Company in respect of all obligations and liabilities that may be suffered or incurred (directly or indirectly) in respect of the Pension Guarantee.

4.7

The Buyer may elect at its sole discretion to waive, to such extent as it thinks fit, all or part of the Yangtze Condition on or before the Planned Completion Date (or any date to which the Buyer elects to defer Completion in accordance with Clause 8.2) and in such circumstances the Seller and the Buyer agree to negotiate in good faith how to achieve a substantially similar outcome to the outcome that would have been achieved had the Yangtze Condition been satisfied.

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4.8	The obligations of Seller and the Buyer to negotiate in good faith pursuant to Clauses 4.6, 4.6 and/or 4.7 will cease on the earlier of (i) Completion; and (ii) the Longstop Date.
4.9

If any of the Conditions are not satisfied (or waived, as applicable) on or before (i) the Planned Completion Date, the Buyer may terminate this Agreement; or (ii) the Longstop Date, either the Buyer or Seller may terminate this Agreement. If this Agreement terminates in accordance with this Clause 4.9:

(a)	except for this Clause 4.9 and the Surviving Provisions, all the provisions of this Agreement shall lapse and cease to have effect; and
(b)

neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights and liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.

5	Not Used
6	Leakage
6.1	The Seller warrants to the Buyer that:
(a)	there has been no Leakage in the period commencing on (and excluding) the Locked Box Date and ending on (and including) the date of this Agreement;
(b)	from (and excluding) the date of this Agreement up to and including the date of Completion, no Leakage will occur; and
(c)

no arrangement or contractual agreement has been made or entered into (or will be made or entered into) that has resulted or will result in the Seller or its connected persons receiving or benefitting from any Leakage from (and excluding) the Locked Box Date up to (and including) the date of Completion.

6.2

In the event of any Leakage that results in a breach of the warranty in Clause 6.1, the Seller covenants to pay to the Buyer (or, as the Buyer directs, a Group Company) within 5 Business Days of any claim for Leakage made by the Buyer being agreed in writing between the Buyer and the Seller as to both liability and quantum or being finally determined in accordance with Clause 6.6, on a £ for £ basis, an amount in cash equal to:

(a)	the amount of any such Leakage received by (or the benefit which is received by) it or any of its connected persons (other than a Group Company) in breach of Clause 6.1, net of:
(i)	any amount in respect of VAT which comprises the Leakage and that is recoverable by the Group Companies as input VAT;
(ii)

any actual reduction in Tax obtained (or that will be obtained in respect of the accounting period during which such Leakage occurred) as a result of any Relief that arises to a Group Company which would not have arisen but for such Leakage; and

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(iii)	any payment of cash made by it or any of its connected persons (other than Group Companies) to a Group Company between the Locked Box Date and Completion;
(b)	such amount as is equal to any reasonably incurred fees, costs and expenses (including professional, accounting and legal costs) incurred by the Buyer enforcing such rights under Clause 6.2; and
(c)

other than Notified Leakage, an amount calculated as though it were interest on any amount payable under Clause 6.2(a) at the rate of 6% per annum, from and including the date on which such Leakage is received by (or the benefit of which is enjoyed by) the Seller or any of its connected persons (other than a Group Company) until and including the date on which the undertaking to pay the relevant Leakage in accordance with this Clause 6.2 is fully satisfied.

6.3

The Seller shall in the Completion Payments Notice (and specifically referencing this clause) notify the Buyer of any Leakage (including any amounts to be netted off such Leakage pursuant to Clause 6.2(a)) that (i) the Seller believes has occurred or is due or due to occur before Completion; and (ii) can practicably be determined prior to the date on which the Completion Payments Notice is provided to the Buyer (the “Notified Leakage”).

6.4

In the event of any Notified Leakage that the Buyer confirms in writing is agreed not less than two Business Days prior to Completion, the Seller shall not be required to make a payment in respect of such Notified Leakage pursuant to Clause 6.2 and instead the amount payable by the Buyer at Completion shall be reduced by an amount equal to the Notified Leakage in accordance with paragraph 1(b) of Schedule 5, Part 2 (Buyer’s obligations). In the event of such reduction pursuant to this Clause 6.4, the Buyer shall be deemed to have waived all rights it might otherwise have against the Seller in respect of the circumstances giving rise to such Notified Leakage and the Seller shall have no further liability under this Clause 6 (Leakage) in respect of those circumstances.

6.5

The Seller shall not be liable to pay any sums under Clause 6.1 or Clause 6.2 unless written notice of the claim (giving reasonable details of the facts as then known by the Buyer that give rise to the claim and the bona fide estimate of the amount of the Leakage alleged to have been received) is given to the Seller by the Buyer within six months from the date of Completion.

6.6

In respect of any notification pursuant to Clause 6.11 or any Notified Leakage that is not agreed, if the Buyer and the Seller are unable to agree within 10 Business Days following the date of such notification or claim for Leakage by the Buyer or otherwise before Completion (the “Leakage Dispute Long Stop Date”), (i) whether an event constitutes Leakage; and/or (ii) the amount of the Leakage (the “Leakage Disputed Amount”), the matter shall be referred to an independent chartered accountant (the “Independent Accountant”) nominated jointly by the Seller and the Buyer, or failing such nomination within 14 days following the Leakage Dispute Long Stop Date, nominated at the written request of either of them by the President from time to time of the Institute of Chartered Accountants in England and Wales or any successor institute. The Independent Accountant shall be instructed to determine whether an event constitutes Leakage and/or the Leakage Disputed Amount (as applicable) having regard to the provisions of this Agreement and to report within 28 days (or such longer period as the Independent Accountant shall require) of his appointment and shall act as an expert and not as an arbitrator.

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6.7

The Buyer and the Seller shall co-operate in good faith to do everything reasonably necessary to procure the appointment of the Independent Accountant and shall not unreasonably refuse to agree the Independent Accountant’s terms of engagement. The decision of the Independent Accountant in relation to the Leakage Disputed Amount and/or whether an event constitutes Leakage shall (in the absence of fraud or manifest error) be final and binding on the parties.

6.8	The parties shall bear the costs of the Independent Accountant in such proportions as he determines and otherwise equally.
6.9	The Buyer and the Seller shall:
(a)

disclose to the Independent Accountant the relevant provisions of this Agreement and all other relevant facts and information requested by the Independent Accountant necessary for the proper determination of whether an event constitutes Leakage and/or the Leakage Disputed Amount; and

(b)	promptly give to the Independent Accountant all information, assistance and access to books of account, documents, files and papers which the Independent Accountant may reasonably require.
6.10

Notwithstanding any other provision in any Transaction Document, the Seller’s only liability in connection with this Clause 6 (Leakage) and matters which constitute Leakage shall be a claim under the covenant to pay in Clause 6.2 and (in respect of any payment made under such covenant) under Clause 26.2. Nothing in this Clause 6 shall have the effect of limiting, restricting or excluding any liability arising as a result of any fraud by the Seller.

6.11

The Seller undertakes (in respect of itself and each of its connected persons) to the Buyer to notify the Buyer in writing as soon as reasonably practicable (and in any event within 5 Business Days) after becoming actually aware of any Leakage.

Save for the purpose of determining any Relief under Clause 6.2(a)(ii), any Tax liability constituting Leakage shall be treated for the purposes of Clause 6.2 as having been received by the recipient of the Leakage to which such Tax liability relates.

6.12Save for the purpose of determining any Relief under Clause 6.2(a)(ii), any Tax liability constituting Leakage shall be treated for the purposes of Clause 6.2 as having been received by the recipient of the Leakage to which such Tax liability relates.

6.13

In the event that the Seller pays an amount to the Buyer pursuant to this Clause 6 (Leakage) in respect of paragraph (g) and/or paragraph (h) of the definition of Leakage, and a Group Company subsequently actually receives payment of all or part of such outstanding debt from the entity that owed it to that Group Company within 6 months of Completion, the Buyer will procure that the relevant Group Company pays to the Seller the lower of (i) the sum actually received from the entity that owed it (less all evidenced costs and Tax incurred or suffered by the Group Company in making such recovery); and (ii) the amount actually paid by the Seller to the Buyer pursuant to this Clause 6 in respect of that debt.

7	Pre-Completion
7.1	On the date of this Agreement:
(a)	the Seller shall deliver to the Buyer:
(i)	the Disclosure Letter duly executed by the Seller; and

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(ii)	a copy of the resolutions adopted by the board of directors of each Seller Party approving the execution and delivery of this Agreement and the applicable Transaction Documents; and
(b)	the Buyer shall deliver to the Seller:
(i)	the Disclosure Letter duly executed by the Buyer;
(ii)	a copy of the resolutions adopted by the board of directors of the Buyer approving the execution and delivery of this Agreement and the applicable Transaction Documents;
(iii)	the W&I Policy duly executed by all parties thereto;
(iv)	the Equity Commitment Letter duly executed by Basalt Infrastructure Partner II A L.P., Basalt Infrastructure Partner II C L.P., Basalt Infrastructure II D L.P. and the Buyer; and
(v)	to the extent not already provided, the Measures Letter signed by the Transferee.
7.2

Until Completion the Seller shall procure that the Group Companies and the Crew Employer shall not do any of the things specified in Schedule 4 (Reserved Matters) provided always that nothing shall impose any obligation on the Seller to prevent or restrict the Group Companies and the Crew Employer from doing or omitting to do anything:

(a)	required for the actual performance of any contract entered into prior to the date of this Agreement;
(b)	required in order to comply with any relevant applicable law or regulation or court order or as actually required by any regulatory authority, classification or certification body or insurer;
(c)	with the consent (not to be unreasonably withheld, conditioned or delayed) or at the request of the Buyer;
(d)	comprising Permitted Leakage (or comprising Permitted Services Expenditure and/or Permitted Services Income);
(e)	reasonably undertaken in connection with an Emergency Situation with the principal intention of mitigating or minimising any adverse effect of such situation on the business of the Group; or
(f)	in the normal course of business.
7.3

Until Completion, the Vessel Sellers shall not sell, transfer, encumber (save for maritime liens and/or maritime claims arising by law in the ordinary course of business) or otherwise dispose of any of the Transferring Vessels and/or such vessel’s Vessel Ancillary Assets (other than by use or consumption in the ordinary course of business) or enter into any arrangements or undertake any transaction which has an equivalent effect save for the transfer of the Transferring Vessels and the Vessel Ancillary Assets to a Group Company to satisfy the Vessels Transfer Condition.

7.4	Before Completion the Buyer shall not, without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), contact any

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employees of, suppliers to, or customers of any member of the Seller’s Group, a Group Company or any of their respective Associates in connection with this Agreement or the Transaction, or to otherwise discuss the business or operations of any Group Company.

7.5	Between the date of this Agreement and Completion, the Crew Employer shall:
(a)	within two Business Days of the date of this Agreement, provide to the TUPE Employees and their representatives details of the measures (if any) specified in the Measures Letter; and
(b)

as soon as reasonably practicable after the date of this Agreement, provide to the Buyer’s Group such access as it may reasonably require to the TUPE Employees and their representatives to enable the Buyer’s Group to communicate with such persons and take such other steps as are reasonably necessary to enable the smooth transfer of the TUPE Employees to the Buyer’s Group.

7.6	Not less than three Business Days prior to Completion:
(a)

the Buyer shall provide the Seller with a notice setting out such persons as the Buyer nominates to be appointed new directors or secretaries of the Group Companies (the “Incoming Officers”) with effect from Completion; and

(b)	the Seller shall provide the Buyer with a notice in the form of Schedule 13 (Completion Payments Notice) (the “Completion Payments Notice”).
7.7	The Seller shall provide the Supplementary Disclosure Letter to the Buyer at Completion.
8	Completion
8.1

Completion shall take place at the offices of the Seller’s Solicitors (or such other venue as the parties shall agree) on 2 December 2019 (or such other date as the parties shall agree) (the “Planned Completion Date”) provided the Conditions have been satisfied or waived by the Buyer pursuant to Clauses 4.6, 4.6 and 4.7.

8.2

Subject to Clause 4.9, if any of the Conditions are not satisfied or waived on or before the Planned Completion Date, the Buyer may elect at its sole discretion to defer Completion by notice in writing to the Seller to the earlier of: (i) the fifth Business Day (or such other date as agreed in writing between the parties) after the outstanding Condition(s) has been satisfied or waived and, if applicable, the Seller has delivered written notice to the Buyer of such satisfaction; and (ii) any other Business Day on or before the Longstop Date.

8.3

On Completion, the Seller and the Buyer shall comply with their respective obligations in Schedule 5 (Completion formalities) (including the Buyer making or procuring the relevant payments and repayments pursuant to paragraph 1(b) of Schedule 5, Part 2 (Buyer’s obligations)).

8.4

If any of the transactions set out in Schedule 5 (Completion formalities) does not take place as provided in that schedule, the Buyer, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Buyer, may at its election and, in each case, without prejudice to its other rights and remedies:

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(a)	defer Completion for up to fifteen Business Days (but not beyond the Longstop Date); or
(b)	proceed to Completion so far as is practicable; or
(c)	either immediately or following the deferral (if the transactions have still not taken place) terminate this Agreement in which case the provisions of Clause 25 (Effect of termination) shall apply.
9	Seller warranties
9.1	The Seller warrants to the Buyer in the terms of the Warranties (other than the Warranties in paragraphs 1(e) and 1(f) and 1(g) of Schedule 6 (Warranties)) as at the date of this Agreement.
9.2

The Crew Employer warrants to the Buyer in the terms of the Fundamental Warranties in paragraphs 1(h) to 1(n) of Schedule 6 (Warranties) and the Warranties in paragraphs 31 and 32 of Schedule 6 (Warranties) as at the date of this Agreement.

9.3

The Vessel Sellers warrant to the Buyer in the terms of the Fundamental Warranties in paragraphs 1(e), 1(f) and 1(h) to 1(n) of Schedule 6 (Warranties) and the Warranties in paragraph 23 of Schedule 6 (Warranties) as at the date of this Agreement.

9.4	The Seller’s Guarantor warrants to the Buyer in the terms of the Fundamental Warranties in paragraphs 1(h) to 1(n) of Schedule 6 (Warranties) as at the date of this Agreement.
9.5

The only Warranties given in relation to the Vessels and the Vessel Ancillary Assets are set out in paragraphs 1(c), 1(d), 1(e), 1(f), 1(g) and paragraph 23 (Vessels) of Schedule 6 (Warranties) so that the other Warranties shall be deemed not to refer to matters in respect of the Vessels and the Vessel Ancillary Assets. The Vessels and the Vessel Ancillary Assets are, indirectly, being bought and sold under this Agreement on an “as is, where is” basis, and accordingly the Buyer agrees that:

(a)

the Warranty in paragraphs 23(c), 23(d), 23(e), 23(g) and 23(k) of Schedule 6 (Warranties) does not comprise or include (and shall not be construed or alleged as comprising on including) any warranty, representation or undertaking of any kind as to the actual physical condition (including state of repair) of any of the Vessels and the Vessel Ancillary Assets, in respect of which the Buyer shall rely exclusively on its own assessments and inspections of the Vessels and the Vessel Ancillary Assets;

(b)

no Seller Party shall have any liability for a Claim in respect of a breach of the Warranty in paragraphs 23(c), 23(d), 23(e), 23(g) and 23(k) of Schedule 6 (Warranties) to the extent such Claim relates to the actual physical condition (including the state of repair) of any of the Vessels and/or the Vessel Ancillary Assets,

provided that the foregoing shall not apply so as to exclude liability for any Claim in respect of a breach of the Warranty in paragraph 23(g) in circumstances where the Seller has failed to Disclose the occurrence of a relevant “collision or other incident causing damage to the condition of such Vessel” as referred to in paragraph 23(g).

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9.6	On Completion:
(a)	the Seller shall be deemed to repeat the Warranties given by it under Clause 9.1 and shall warrant to the Buyer in the terms of paragraph 1(g) of Schedule 6 (Warranties);
(b)	the Crew Employer shall be deemed to repeat the Warranties given by it under Clause 9.2; and
(c)	the Seller’s Guarantor shall be deemed to repeat the Warranties given by it under Clause 9.4,

in each case with reference to the facts, matters and circumstances then existing (and as if any express or implied reference in a Warranty to the date of this Agreement was replaced by a reference to the date of Completion).

9.7	The Warranties given by the Seller Parties pursuant to Clause 9.1 to Clause 9.6 are given by such parties on a several basis and in respect of themselves only and are given, in the case of:
(a)	the Crew Employer, only in respect of itself and the TUPE Employees; and
(b)

each Vessel Seller, only in respect of itself and the Transferring Vessel(s) owned by it as set out in Part 2 of Schedule 2 as at the date of this Agreement and such Vessels’ Vessel Ancillary Assets.

9.8	The Warranties (other than Warranties at paragraphs 1(a), 1(b), 1(h), 1(i), 1(j), 1(m) and 1(n) of Schedule 6 (Warranties)) are qualified by every matter that is Disclosed.
9.9

Where a Warranty and/or provision of this Agreement refers to the awareness of the Seller or any other Seller Party (or any similar expression), the awareness (or the like) of the Seller or other relevant Seller Party shall be deemed to be the Seller’s or other relevant Seller Party’s actual knowledge having made reasonable enquiry only of John Gellert, Jesús Llorca, John Anniss and Robert Catchpole in respect of the relevant Warranty or matter.

9.10	The liability of the Seller Parties in connection with this Agreement is limited in accordance with the provisions of Schedule 7 (Seller protection provisions).
10	Pensions indemnity
10.1

The Seller (i) shall indemnify the Buyer on demand from and against and shall pay to the Buyer or, as it directs, to a Group Company an amount equal to all Losses suffered or incurred by the Buyer; and (ii) covenants to pay on demand to the Buyer or, as it directs, to a Group Company an amount equal to all Losses suffered or incurred by any Group Company, in each case as a result of or in connection with:

(a)

any participation by a Group Company prior to Completion as an employer in any occupational pension scheme providing benefits which are not money purchase benefits within the meaning of section 181 of the Pension Schemes Act 1993 (“DB Scheme”); and

(b)

the Pensions Regulator exercising its powers under sections 38 to 51 of the Pensions Act 2004 against any Group Company in relation to the participation as an employer, before Completion, of any member of the

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Seller’s Group in the Merchant Navy Ratings Pension Fund or the Merchant Navy Officers Pension Fund or any other DB Scheme,

provided that the liability of the Seller under this Clause 10.1 shall be reduced or extinguished (as the case may be) to the extent that such Losses are increased or the Seller’s position is prejudiced or costs increased as a result of any member of the Buyer’s Group taking any action that is inconsistent with, or failing to take any action that is consistent with, the Seller having sole full conduct of any Relevant Action without the prior written consent of the Seller, including without limitation:

(c)	admitting liability in relation to or in connection with any Relevant Action; and/or
(d)	failing to comply with Clause 10.2 or Clause 10.3.
10.2	The Buyer shall (and shall procure that the Group Companies shall):
(a)

provide the Seller with full details and/or copies of all correspondence or other communications that any member of the Buyer’s Group receives from the Pensions Regulator or any other person in relation to or in connection with a Relevant Action promptly after receipt of such correspondence or communication; and

(b)

provide the Seller with such access to the books, records, papers and personnel of the Buyer’s Group as the Seller may reasonably require in order for the Seller to exercise its rights under Clause 10.3.

10.3

The Seller shall have sole full conduct in relation to any Relevant Action and the Buyer shall procure that each member of the Buyer’s Group takes such action as the Seller may reasonably request in writing to dispute, resist, appeal, compromise, defend, remedy or mitigate any Relevant Action or the liability of the Seller’s Group in respect thereof (including, without limitation, to deal with or respond to any correspondence or other communications of the kind referred to in Clause 10.2(a)) save where to do so would result in a breach of any legally binding obligation of any confidentiality or loss of legal professional privilege.

10.4

The Seller shall keep the Buyer fully and promptly informed of any conduct in relation to the Relevant Action, shall promptly consult with the Buyer on any matter which is or is likely to be material and shall take account of all reasonable requirements of the Buyer in relation to such Relevant Action.

10.5

The Seller shall not make any settlement or compromise in relation to the Relevant Action, or agree to any matter in the conduct of such Relevant Action which may increase the amount of the liability in connection with such Relevant Action without the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed.

10.6

Where the Seller exercises any of its rights pursuant to the provisions of Clause 10.3, the Seller shall indemnify the Buyer in respect of all costs, charges and expenses properly and reasonably incurred by the Buyer as a consequence of any actions taken by or at the request of the Seller pursuant to Clause 10.3.

11	Yangtze Indemnity
11.1

Subject to Clause 11.1 and Clause 11.3, the Seller (i) shall indemnify the Buyer on demand from and against and shall pay to the Buyer or, as it directs, to the Company an amount equal to all Losses suffered or incurred by the Buyer; and (ii)

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covenants to pay on demand to the Buyer or, as it directs, to the Company an amount equal to all Losses suffered or incurred by the Company, in each case as a result of or in connection with the classification, certification, flagging, possession, control, use, navigation, provision of bunkers and lubricating oils, insurance, maintenance, repair, dry-docking, survey, refurbishment, condition, loss, damage or redelivery of, in or to the Seacosco Yangtze (IMO number 9659373) under the charterparty between Seacosco Yangtze LLC and the Company dated 20 July 2018 (“Yangtze Charterparty”) to the extent such Losses in the period from the Locked Box Date to 28 May 2020 exceed the net revenue actually received in such period by the Company in respect of the Seacosco Yangzte under the charterparty between the Company and Perenco UK Limited dated 1 February 2016 (as amended from time to time) (“Perenco Charter”).

11.2

The liability of the Seller under Clause 11.1 shall be reduced or extinguished (as the case may be) to the extent that the relevant event, matter, circumstance or liability to which the Losses relate would not have arisen but for:

(a)	a variation or amendment to the Yangtze Charterparty after Completion; and
(b)	any failure by the Company to perform its obligations in respect of the Yangtze Charterparty after Completion.
11.3

The indemnity under Clause 11.1 shall cease to apply on, and shall not apply to any Losses arising in respect of the period after, 28 May 2020 (including, for the avoidance of doubt, if the Perenco Charter is extended or otherwise continues beyond such date).

12	Debt Reorganisation Indemnity
12.1	The Seller:
(a)

save to the extent that such Losses are in respect of Tax and result from the failure of the Buyer to comply with Clause 12.2, (i) shall indemnify the Buyer on demand from and against and shall pay to the Buyer or, as it directs, to the Company an amount equal to all Losses suffered or incurred by the Buyer; and (ii) covenants to pay on demand to the Buyer or, as it directs, to the Company an amount equal to all Losses suffered or incurred by the Company, in each case as a result of or in connection with the Debt Reorganisation and the Debt Reorganisation Documents; and

(b)

(i) shall indemnify the Buyer on demand from and against and shall pay to the Buyer or, as it directs, to a Group Company an amount equal to all Losses suffered or incurred by the Buyer; and (ii) covenants to pay on demand to the Buyer or, as it directs, to a Group Company an amount equal to all Losses suffered or incurred by any Group Company, in each case as a result of or in connection with any liability to Tax of any member of the Group arising as a result of the waiver of any amounts pursuant to Clause 3.5.

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12.2

The Buyer shall procure that all UK corporation tax computations and returns for the accounting period of the Company during which the Debt Reorganisation occurs shall, insofar as they relate to the Debt Reorganisation and save as otherwise required by law, be submitted, and all related correspondence with any UK Tax Authority shall be conducted:

(a)

on a basis consistent with Relevant Accounting Standards (as in force at the time that the accounts of the Company for the accounting period during which the Debt Reorganisation occurs are prepared and approved); and

(b)

on the basis that, in respect of the Debt Reorganisation, any debits or credits in the Company’s profit and loss account or statement of comprehensive income and any credit arising to shareholders’ funds are not subject to Tax in accordance with either s.322 Corporation Tax Act 2009 or s.358 Corporation Tax Act 2009.

13	W&I Policy
13.1	The Buyer warrants that:
(a)

it has taken out the W&I Policy on or before the date of this Agreement and before the due date for payment under the W&I Policy it will pay to the insurer all such sums as are required to be paid to ensure that the W&I Policy becomes binding on the insurer from the date of this Agreement;

(b)

the W&I Policy includes terms to the effect that, except in the case of fraud, the insurer irrevocably waives its rights to bring any claims by way of subrogation or any other claim for contribution against the Seller in relation to any matter connected with a Claim or claim under the Tax Deed, and will ensure that those terms are not varied and the benefit of them is directly legally enforceable by the Seller; and

(c)	it will not amend or vary any provision of the W&I Policy in any way that causes any liability of any Seller Party to the Buyer to increase.
13.2	The Buyer acknowledges and agrees that:
(a)

the Seller shall only be responsible for the Seller’s W&I Payment which shall be deducted in accordance with paragraph 1(b) in Schedule 5, Part 2 (Buyer’s obligations) from the amount otherwise payable by the Buyer on Completion and the Buyer shall be responsible for the remainder of the premium, insurance premium tax, broker fees and any other costs and expenses relating to the W&I Policy; and

(b)

notwithstanding any other provision of a Transaction Document or the W&I Policy, the provisions of Schedule 7 (Seller protection provisions) shall apply for the benefit of the Seller despite any lack of coverage under, vitiation, expiry or termination of, default under or failure to take out, the W&I Policy.

14	Buyer warranties

The Buyer warrants to the Seller in the terms of Schedule 8 (Buyer warranties) in relation to itself and each member of the Buyer’s Group that is a party to a Transaction Document (and every reference in that schedule to Buyer shall be

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deemed to include a reference to each such member of the Buyer’s Group in relation to the Transaction Document(s) to which it is a party).

15	TUPE Employees
15.1

The parties acknowledge and agree that pursuant to the Employment Regulations the contracts of employment between the Crew Employer and the TUPE Employees will have effect after Completion as if originally made between the Transferee and the TUPE Employees (save to the extent that they relate to rights under occupational pension schemes excluded by regulation 10 of the Employment Regulations).

15.2

If the Employment Regulations do not for any reason transfer to the Transferee the contract of employment of any TUPE Employee, then the Buyer shall procure that the Transferee will offer to employ any such TUPE Employee on terms no less favourable than those on which he was employed immediately before Completion.  Any such offer shall be deemed to have been made on Completion and, if accepted, the TUPE Employee’s commencement date for the purposes of continuity of employment shall be deemed to be the date of the commencement of his or her employment with the Crew Employer.  Whether or not any such offer is accepted (or made), the Crew Employer shall be entitled to dismiss or procure the dismissal of any such TUPE Employee with effect from Completion.

15.3

The Buyer shall procure that the Transferee shall bear and discharge all remuneration, expenses and outgoings in relation to each TUPE Employee (including, but not limited, to salaries, wages, bonus (even if not due and payable at that time), National Insurance contributions, pension contributions, PAYE remittances, holiday pay and payments in respect of any other emoluments) accruing in the period commencing on the date of Completion.

15.4

The Crew Employer and Seller (i) shall indemnify the Buyer on demand from and against all Losses suffered or incurred by the Buyer; and (ii) covenant to pay on demand to the Buyer or, as it directs, to a member of the Buyer’s Group an amount equal to all Losses suffered or incurred by any member of the Buyer’s Group, in each case as a result of or in connection with:

(a)

the termination of employment of any person (other than a TUPE Employee) who claims that their employment transfers to the Buyer’s Group by virtue of the operation of the Employment Regulations to the Transaction provided that such termination shall be carried out within twenty-eight days of the Buyer becoming aware that such person has claimed to transfer to the Buyer’s Group and provided that (i) such termination shall be carried out in accordance with the lawful and reasonable instructions of the Seller; and (ii) such indemnity shall not include any liability arising or increasing by reason of any act or omission by the Buyer which is unlawfully discriminatory;

(b)	the transfer to the Buyer’s Group of any liability in connection with the termination of employment of any person by the Crew Employer before Completion;
(c)

any act or omission by the Crew Employer before Completion in respect of any TUPE Employee or any person who would have constituted a TUPE Employee had they not resigned, retired or been summarily dismissed by the Crew Employer prior to Completion (which shall, for the avoidance of doubt, exclude any act or omission of the Buyer’s Group pursuant to the consultation and transition process referred to in Clause 7.5); and

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(d)

a failure by the Crew Employer to comply with its obligations under regulations 13 or 14 of the Employment Regulations (except to the extent that claims arise from a failure by the Buyer and/or the Transferee to comply with its obligations under regulation 13(4) of the Employment Regulations).

15.5

The Buyer shall (i) indemnify the Seller and the Crew Employer on demand from and against all Losses suffered or incurred by the Seller and/or the Crew Employer; and (ii) covenants to pay on demand to the Seller or, as it directs, to a member of the Seller’s Group an amount equal to all Losses suffered or incurred by any member of the Seller’s Group, in each case as a result of or in connection with:

(a)	any act or omission by a member of the Buyer’s Group in respect of any TUPE Employee before Completion during the consultation and transition process referred to in Clause 7.5;
(b)	any act or omission by the Buyer and/or the Transferee in respect of any TUPE Employee at or after Completion;
(c)	a failure by the Buyer and/or the Transferee to comply with its obligations under regulation 13(4) of the Employment Regulations;
(d)

a claim by a TUPE Employee who has objected to the transfer under regulation 4(9) of the Regulations because the transfer of employment to the Buyer and/or the Transferee involves or would involve a substantial change in working conditions to the material detriment of such TUPE Employee;

(e)

any act or omission by the Buyer and/or the Transferee prior to Completion which amounts to a repudiatory breach of any person’s contract of employment and which that person accepts as terminating his or her employment, provided that such person shall either be a TUPE Employee or but for such acceptance would have been a TUPE Employee;

(f)	any breach by the Buyer and/or the Transferee of its obligations under Clause 15.2; and
(g)	the termination of the contract of employment of any TUPE Employee pursuant to Clause 15.2.
15.6

The liability of the Crew Employer and Seller under Clause 15.4 and the Buyer under Clause 15.5 shall be reduced or extinguished (as the case may be) to the extent that the relevant event, matter, circumstance or liability to which the Losses relates would not have arisen but for:

(a)	in the case of a claim under Clause 15.4, a member of the Buyer’s Group admitting liability in respect thereof without the prior written consent of the Seller or the Crew Employer; or
(b)	in the case of a claim under Clause 15.5, a member of the Seller’s Group admitting liability in respect thereof without the prior written consent of the Buyer.
16	Restrictive covenants
16.1	Subject to the following provisions of this Clause 16 (Restrictive covenants), each Seller Party undertakes to the Buyer that it shall not, and shall procure that each

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member of the Seller Group does not, until 6 months after the end of the Earn Out Period (as defined in Schedule 9 (Earn Out Consideration)) (without the Buyer’s prior written consent):
(a)

in relation to a business which is in competition with the Restrained Business, canvass, solicit or otherwise seek the custom of any person who has during the period of one year before Completion been a customer or prospective customer of the Group;

(b)	canvass, solicit, endeavour to entice away or offer employment to or employ or offer or conclude any contract for services with any shore-based Employee; or
(c)	procure the making of any such offer or attempt as referred to in Clause 16(b) by any other person; or
(d)

in any capacity whatsoever carry on or be interested in another business which is the same as and/or competes directly or indirectly with the Restrained Business, save that a member of the Seller’s Group shall not be precluded from acquiring a business or other undertaking whose primary business is not in competition with the Restrained Business but has within such business an incidental business that does compete with the Restrained Business provided such incidental business contributes less than 5% of the annual turnover of such company or undertaking to be acquired.

16.2	Nothing in this Clause 16 (Restrictive covenants) shall prevent a Seller Party from:
(a)	carrying on the business known as “Windcat Workboats” as it is carried on at Completion and any extension of such business, provided such extension does not compete with the Restrained Business;
(b)	complying with an obligation existing at Completion or doing anything required by law or the rules of any securities exchange or of a regulatory authority;
(c)

placing a general advertisement for the recruitment of personnel or the engagement of any consultant and engaging any person as an employee or consultant who responds to it provided such advertisement is not specifically directed at employees of any Group Company (which shall include the TUPE Employees from Completion to the extent they are shore‑based); or

(d)

being interested in any securities of a company which are listed or traded on a generally recognised market, provided that such interest does not constitute more than 5% of the ordinary voting capital of that company; or

(e)

marketing, advertising, or otherwise engaging in communications of a general nature which are not specifically targeted towards any customer and/or accepting, responding to, or entering into any contract or arrangement in consequence of, any unsolicited approach made by any customer.

16.3

The provisions of Clause 16.1 shall lapse and cease to apply to persons whose employment with the Company or any Group Company or any other member of the Buyer’s Group is terminated by the employer either in breach of contract (including constructive dismissal) or by way of redundancy, in each case, after Completion.

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16.4

The Seller acknowledges that it considers the undertakings contained in Clause 16.1 reasonable and necessary for the proper protection of the business of the Group and the legitimate interests of the Buyer and further acknowledges that damages may not be an adequate remedy for breach of such undertakings.

16.5

Each of the undertakings contained in Clause 16.1 is separate and severable and shall be construed on that basis. In the event that any of such undertakings is found to be void but would be valid if some part of it were deleted or if the period or extent of it were reduced such undertaking shall apply with such modification as may be necessary to make it valid and effective.

17	Post-completion matters
17.1	Use of name and marks
(a)

The Buyer and its Associates (including each Group Company) shall cease to use or display in any manner whatsoever the name “SEACOR” and any related names or mark, sign or logo used by the Seller (or any confusingly similar name, mark, sign or logo) as soon as practicable after Completion and in any event within:

(i)	in respect of any communications by or on behalf of the Group (including using letterhead or email), 10 Business Days of Completion; and
(ii)	otherwise, 3 months of Completion.
(b)

The Buyer shall procure that none of the Buyer and its Associates (including each Group Company) are held out as being associated with the Seller’s Group in respect of any permitted use of the name “SEACOR” and any related names or mark, sign or logo used by the Seller (or any confusingly similar name, mark, sign or logo) under Clause 17.1(a) or otherwise.

(c)

The Seller and its Associates shall cease to use or display in any manner whatsoever the name “Boston Putford” and any related names or mark, sign or logo used by any Group Company (or any confusingly similar name, mark, sign or logo) as soon as practicable after Completion and in any event within:

(i)	in respect of any communications by or on behalf of the Seller or its Associates (including using letterhead or email), 10 Business Days of Completion; and
(ii)	otherwise, 3 months of Completion.
(d)

The Buyer shall procure that none of the Seller and its Associates are held out as being associated with the Buyer’s Group in respect of any permitted use of the name “Boston Putford” and any related names or mark, sign or logo used by the Seller (or any confusingly similar name, mark, sign or logo) under Clause 17.1(c) or otherwise.

17.2	Insurances

The Buyer acknowledges and agrees that, with effect from Completion it shall be the sole responsibility of the Buyer to ensure that adequate insurances are in place

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for the Group Companies, the Vessels and the Vessel Ancillary Assets in respect of events occurring after Completion.

17.3	Access to records
(a)

The Buyer shall procure that all records relating to a Group Company and their respective businesses that are in the possession or control of a Group Company at Completion are kept in the possession or control of the Buyer for six years from Completion (or, if longer, any applicable statute of limitations period).

(b)

After Completion the Buyer shall (and shall procure that each other member of the Buyer’s Group and their respective agents and advisers shall) provide the Seller with such information and with such access, at the Seller’s cost (excluding in respect of management time) at reasonable times and on reasonable written notice to the Buyer, to the books, records, papers and personnel of any Group Company as the Seller may reasonably require (including in order to prepare any tax return, financial statement, bank or regulatory reporting obligations, deal with insurance affairs or any litigation or investigation, or in order to comply with, or determine its rights or obligations under, any Transaction Document) provided always that the Buyer shall not be obliged to provide the Seller with, or allow access to:

(i)	information in violation of any applicable law or regulation;
(ii)	information the disclosure of which would jeopardise any legal privilege available to the Buyer, a Group Company or any of their respective Associates relating to such information;
(iii)	information the disclosure of which would cause the Buyer or a Group Company or any of their respective Associates to breach a confidentiality obligation;
(iv)	any auditors’ and accountants’ work papers except in accordance with their normal disclosure procedures and then only after entering into their customary agreement relating to access; and
(v)

information if the Buyer reasonably considers that the provision of such access or information would unreasonably interfere with any of the businesses, personnel or operations of the Buyer or any of its Associates, and the Seller shall keep any information that is provided confidential and, except as required by law or a regulatory authority, only use it for the purpose or purposes for which it was requested.

17.4	Seller Transition Services
(a)

Subject always to Clause 17.4(e), following Completion the Seller shall provide or cause to be provided to the Group Companies or Buyer those transition services that are described in Schedule 12, Part 1 (Seller Transition Services) (the “Seller Transition Services”) for the period described in Schedule 12, Part 1 (Seller Transition Services) in relation to the relevant Seller Transition Service.

(b)	Subject always to Clause 17.4(e), the Seller shall, and shall cause its Associates to, perform any Seller Transition Services in substantially the

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same quality and manner as the same or comparable services were provided by Seller’s Group (other than the Group Companies) to the Group Companies during the 6 month period prior to Completion or, if no such services were provided during such period, on reasonably standard market terms.

(c)

The Buyer may, upon not less than ten (10) days written notice to the Seller, at any time and from time to time, reduce or terminate its right to receive (and the Seller’s associated obligations to provide or cause the provision of) any or all of the applicable Seller Transition Services.

(d)

The Buyer shall reimburse the Seller for the reasonable hourly salary and benefit costs and reasonable out-of-pocket expenses (including (i) a fair allocation (in line with past practice) of any costs related to any software applications forming part of, or otherwise required for the provision of, the Seller Transition Services; and (ii) any irrecoverable VAT) if any actually incurred by or on behalf of the Seller or its Associates attributable to the provision of the Seller Transition Services (the “Seller Direct Costs”).  No later than the twentieth (20th) Business Day after the end of each calendar month during which the Seller or its Associates provided Seller Transition Services, beginning with the calendar month immediately following Completion, the Seller shall provide an invoice to the Buyer for the Seller Direct Costs incurred during such calendar month. The Buyer shall pay or cause to be paid each such invoice it receives within fifteen (15) days after its receipt.  The parties will cooperate to set off against any such invoice any outstanding invoiced amounts payable by the Seller in respect of the Buyer Transition Services under Clause 17.5(d).

(e)

The Seller (and its Associates) shall have no liability to the Buyer or any member of the Buyer’s Group for any failure to comply in whole or part with Clause 17.4(a) and/or Clause 17.4(b) where the circumstances giving rise to such failure arise in whole or substantial part from the default or failure to perform of a third party, any unavailability to the Seller or any of its Associates of any software or are otherwise beyond the Seller’s reasonable control. The aggregate liability of the Seller (and its Associates) in connection with the provision of, or failure to provide, the Seller Transition Services shall in no circumstances exceed the amount actually paid by the Buyer for the Seller Transition Services under Clause 17.4(d).

17.5	Buyer Transition Services
(a)

Subject always to Clause 17.5(e), following Completion the Buyer shall provide or cause to be provided to the Seller’s Group the transition services that are described in Schedule 12, Part 2 (Buyer Transition Services) (the “Buyer Transition Services”) for the period described in Schedule 12, Part 2 (Buyer Transition Services) in relation to the relevant Buyer Transition Service.

(b)

Subject always to Clause 17.5(e), the Buyer shall, and shall cause its Associates (including the Group Companies) to, perform any Buyer Transition Services in substantially the same quality and manner as the same or comparable services were provided by the Group Companies to the Seller’s Group (other than the Group Companies) during the 6 month period prior to Completion or, if no such services were provided during such period, on reasonably standard market terms.

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(c)

The Seller may, upon not less than ten (10) days written notice to the Buyer, at any time and from time to time, reduce or terminate its right to receive (and the Buyer’s associated obligations to provide or cause the provision of) any or all of the applicable Buyer Transition Services.

(d)

The Seller shall reimburse the Buyer for the reasonable hourly salary and benefit costs and reasonable out-of-pocket expenses (including (i) a fair allocation (in line with past practice) of any costs related to any software applications forming part of, or otherwise required for the provision of, the Buyer Transition Services; and (ii) any irrecoverable VAT) if any actually incurred by or on behalf of the Buyer or its Associates attributable to the provision of the Buyer Transition Services (the “Buyer Direct Costs”).  No later than the twentieth (20th) Business Day after the end of each calendar month during which the Buyer or its Associates provided Buyer Transition Services, beginning with the calendar month immediately following Completion, the Buyer shall provide an invoice to the Seller for the Buyer Direct Costs incurred during such calendar month. The Seller shall pay or cause to be paid each such invoice it receives within fifteen (15) days after its receipt.  The parties will cooperate to set off against any such invoice any outstanding invoiced amounts payable by the Buyer in respect of the Seller Transition Services under Clause 17.4(d).

(e)

The Buyer (and its Associates) shall have no liability to the Seller or any member of the Seller’s Group for any failure to comply in whole or part with Clause 17.5(a) and/or Clause 17.5(b) where the circumstances giving rise to such failure arise in whole or substantial part from the default or failure to perform of a third party, any unavailability to the Buyer or any of its Associates of any software or are otherwise beyond the Buyer’s reasonable control. The aggregate liability of the Buyer (and its Associates) in connection with the provision of, or failure to provide, the Buyer Transition Services shall in no circumstances exceed the amount actually paid by the Seller for the Buyer Transition Services under Clause 17.5(d).

17.6	Permitted Services Accounts
(a)

Following Completion, the Seller shall prepare draft Permitted Services Accounts.  The Buyer shall procure that the Buyer’s Group gives the Seller access, subject to any conditions the Buyer reasonably considers necessary, through its employees, agents and advisers, to all relevant files and working papers (with the right to take copies at the Seller’s expense) in the possession or control of the Buyer’s Group to the extent that they are reasonably required in connection with the preparation of the Permitted Services Accounts.

(b)

The draft Permitted Services Accounts shall be prepared in the form shown in Schedule 14 (Form of Permitted Services Accounts) and shall detail the Seller’s calculation of the Permitted Services Amount.

(c)

The Seller shall submit the draft Permitted Services Accounts to the Buyer for review by the Buyer no later than 6 weeks after Completion. The Seller shall procure that, subject to any conditions the Seller reasonably considers necessary, the Buyer (and its agents and advisers) have access, to all relevant files and working papers (with the right to take copies at the Buyer’s expense) in the possession or control of the Seller to the extent they are reasonably required for the purposes of the Buyer’s review of the draft Permitted Services Accounts.

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(d)

The draft Permitted Services Accounts shall be deemed to have been accepted as the Permitted Services Accounts (if not so accepted earlier) unless, no later than 15 Business Days after the draft Permitted Services Accounts are received by the Buyer, the Buyer delivers to the Seller written notice (a “Dispute Notice”) to the contrary specifying (i) the item or items disputed; (ii) the Buyer’s reasons and an explanation of the matters in dispute; and (iii) how it considers the draft Permitted Services Accounts should be adjusted. If the Seller and the Buyer resolve the matters raised in the Dispute Notice no later than 5 Business Days after receipt of the notice (the “Dispute Notice Long Stop Date”), the draft Permitted Services Accounts (adjusted, if necessary, as agreed by the Buyer and the Seller) will be deemed to have been accepted by the Seller and the Buyer as the Permitted Services Accounts.

(e)

If the draft Permitted Services Accounts are not accepted or deemed to have been accepted as provided in Clause 17.6(d), the matter(s) raised in the Dispute Notice shall be referred to an independent chartered accountant (the “PSA Independent Accountant”) nominated jointly by the Seller and the Buyer, or failing such nomination within 5 Business Days following the Dispute Notice Long Stop Date, nominated at the written request of either of them by the President from time to time of the Institute of Chartered Accountants in England and Wales or any successor institute. The PSA Independent Accountant shall be instructed to determine the matters raised in the Dispute Notice and determine any appropriate adjustment to the draft Permitted Services Accounts having regard to the provisions of this Agreement and to report within 10 Business Days (or such longer period as the PSA Independent Accountant shall require) of his appointment and shall act as an expert and not as an arbitrator. Following such determination, the draft Permitted Services Accounts (adjusted as necessary as determined by the PSA Independent Accountant) will be deemed to be the Permitted Services Accounts.

(f)

The Buyer and the Seller shall co-operate in good faith to do everything reasonably necessary to procure the appointment of the PSA Independent Accountant and shall not unreasonably refuse to agree the PSA Independent Accountant’s terms of engagement. The decision of the PSA Independent Accountant in relation to the matters raised in the Dispute Notice shall (in the absence of fraud or manifest error) be final and binding on the parties.

(g)	The parties shall bear the costs of the PSA Independent Accountant in such proportions as he determines and otherwise equally.
(h)	The Buyer and the Seller shall promptly give to the PSA Independent Accountant:
(i)

the relevant provisions of this Agreement and all other relevant facts and information requested by the PSA Independent Accountant necessary for the proper determination of the matters raised in the Dispute Notice; and

(ii)	all information, assistance and access to books of account, documents, files and papers which the PSA Independent Accountant may reasonably require.
(i)	Following agreement or determination of the Permitted Services Accounts:

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(i)

if the Permitted Services Amount exceeds the Estimated Permitted Services Amount (the amount by which the Permitted Services Amount exceeds the Estimated Permitted Services Amount being the “Excess”) then the Buyer shall pay the Seller the amount of the Excess in accordance with Clause 17.6(j);

(ii)

if the Permitted Services Amount is less than the Estimated Permitted Services Amount (the amount by which the Permitted Services Amount is less than the Estimated Permitted Services Amount being the “Shortfall”) then the Seller shall pay the Buyer the amount of the Shortfall in accordance with Clause 17.6(j); and

(iii)

the Seller and the Buyer shall procure that, no later than 5 Business Days after the date on which the Permitted Services Accounts have been agreed or determined in accordance with this Clause 17.6, any amount owed under this clause shall be paid in accordance with Clause 26.

(j)	Payment of the Estimated Permitted Services Amount, the Shortfall and the Excess (the “Permitted Services Payments”) shall be treated as:
(i)	the Buyer (or Group Company paying or receiving such amount):
(A)	paying (as agent for and on behalf of the relevant Group Company) any Permitted Services Expenditure incurred by another Group Company and taken into account in that Permitted Services Payment; and
(B)	receiving (as agent for and on behalf of the relevant Group Company) any Permitted Services Income owed to another Group Company and taken into account in that Permitted Services Payment; and
(ii)	the Seller (or other member of the Seller’s Group paying or receiving such amount):
(A)

receiving (as agent for and on behalf of the relevant member of the Seller’s Group) any Permitted Services Expenditure owed to another member of the Seller’s Group and taken into account in that Permitted Services Payment; and

(B)

paying (as agent for and on behalf of the relevant member of the Seller’s Group) any Permitted Services Income owed by another member of the Seller’s Group and taken into account in that Permitted Services Payment.

(k)

Any VAT invoices required to be issued in respect of Permitted Services Expenditure or Permitted Services Income shall be issued to the recipient for VAT purposes of the supply to which such Permitted Services Expenditure or Permitted Services Income relates.

18	Seller guarantee
18.1	In consideration of the entry of the Buyer into this Agreement, the Seller’s Guarantor irrevocably and unconditionally as primary obligor:

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(a)

undertakes and guarantees to the Buyer on demand the full and punctual performance by the Seller Parties (or their assignees in accordance with Clause 20) of all their obligations under the Transaction Documents including the due and punctual payment of all sums now or subsequently payable by the Seller Parties (or their assignees in accordance with Clause 20) to the Buyer under this Agreement; and

(b)

undertakes with the Buyer that if, and each time that, the Seller (or its assignees in accordance with Clause 20) fails to make any payment to the Buyer either when it is due under this Agreement, or in connection with any breach of this Agreement in respect of which both liability and quantum is agreed in writing between the Buyer and the Seller or has been finally determined by a court of competent jurisdiction, the Seller’s Guarantor shall (without requiring the Buyer first to take steps against the Seller or any other person) pay that amount to the Buyer on demand, together with interest at the interest rate specified in Clause 26.

18.2

If a Seller Party (or its assignees in accordance with Clause 20) defaults in the performance of any obligations under any of the Transaction Documents, the Seller’s Guarantor shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on the Buyer as it would have received if the relevant Seller Party (or its assignees in accordance with Clause 20) had duly performed that obligation and shall indemnify the Buyer on demand from and against all Losses suffered or incurred directly or indirectly by the Buyer as a result or in connection with any default by the relevant Seller Party (or its assignees in accordance with Clause 20) in the performance of its obligations under the Transaction Documents.

18.3

The obligations of the Seller’s Guarantor under this Clause 18 shall not be affected (save to the extent that the obligations of the Seller Parties are thereby affected) in whole or in part by any act, omission, matter or thing (whether or not known to the Seller’s Guarantor, the Seller or the Buyer) which, but for this Clause 18.3, might operate to reduce, release or prejudice the Seller’s Guarantor’s obligations, including:

(a)	any variation of this Agreement;
(b)	any neglect or delay in seeking the performance of any obligations under this Agreement;
(c)	any time, waiver, forbearance or consent granted to, or composition or arrangement with, the Seller (or its assignees in accordance with Clause 20) or other person;
(d)

the release of the Seller (or its assignees in accordance with Clause 20) or any other person under the terms of any composition or arrangement with any creditor of the Seller (or its assignees in accordance with Clause 20);

(e)

any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, the Seller (or its assignees in accordance with Clause 20) or any other person;

(f)	any unenforceability, invalidity or illegality of any obligation of the Seller (or its assignees in accordance with Clause 20); or
(g)	any insolvency or similar proceedings.

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18.4

The obligations and liabilities of the Seller’s Guarantor pursuant to this Clause 18 are continuing obligations and liabilities which shall remain in force until all the obligations of the Seller Party (or its assignees in accordance with Clause 18) under the Transaction Documents have been performed or fully satisfied regardless of any intermediate performance or discharge in whole or in part.

18.5

The obligations and liabilities of the Seller’s Guarantor pursuant to this Clause 18 may be enforced without the Buyer first taking any action against a Seller Party (or its assignees in accordance with Clause 20).

18.6	The Buyer may make one or more demands under this Clause 18.
18.7

Each payment to be made by the Seller’s Guarantor pursuant to this Clause 18 shall be made in the currency in which the relevant amount is payable by the Seller (or its assignees in accordance with Clause 20).

19	Announcements and confidentiality
19.1	Subject to the following provisions of this Clause 19 (Announcements and confidentiality), no announcement shall be made in relation to this Agreement unless:
(a)	it is in the agreed form; or
(b)

it is required to be made by law or by any securities exchange or regulatory or governmental body to which a party or its Associates is subject, in which case that party shall to the extent reasonably practicable consult with the other parties as to the form, content and timing of the announcement.

19.2

Nothing in this Agreement shall restrict the Buyer after Completion from communicating with the employees of any Group Company, any parties to any contract made with any Group Company and with any current or prospective customer of or supplier to any Group Company in relation to the fact of the acquisition of any Group Company or matters incidental to the future operations of any business of any Group Company.

19.3

Nothing in this Agreement shall restrict the Seller after Completion from communicating with the employees of any member of the Seller’s Group, any parties to any contract made with any member of the Seller’s Group or with any current or prospective customer or supplier to any member of the Seller’s Group in relation to the fact of the disposal of any Group Company, or from communications consistent with the Seller exercising its rights under Clause 10 (Pensions indemnity).

19.4

The parties shall not, and shall procure that none of their respective Associates shall, disclose or otherwise make use of (and shall use all reasonable endeavours to prevent the publication or disclosure of) the contents or terms of any of the Transaction Documents, unless and then only to the extent that disclosure is:

(a)	made by a party on a confidential basis to its professional advisers in connection with their provision of professional services; or
(b)	made by a party on a confidential basis to its investors, financiers or potential investors or financiers in connection with its usual reporting, financing or refinancing arrangements; or

Legal.201574077.2/DANB/2042676.00000138

(c)	required by a party in connection with an application for a tax clearance, grant or other concession; or
(d)	made under the terms of an announcement permitted by this Agreement; or
(e)

required to be made by law or by any securities exchange or regulatory or governmental body to which the disclosing party is subject provided that it shall (to the extent permitted) immediately notify the other parties of this fact and take into account their reasonable requirements as to the timing, content and manner of making such disclosure; or

(f)

restricted to information which at the time of disclosure is in the public domain (other than as a result of a breach by the disclosing party or any member of its Group of any of the Transaction Documents).

20	Assignment
20.1

Subject to Clause 20.2 and Clause 20.3, no party may without the written consent of the others assign, transfer, grant any security interest over or hold on trust any of its rights or obligations under this Agreement or any interest in them.

20.2	The Buyer may without the consent of the Seller:
(a)

assign all of its rights under this Agreement to any member of the Buyer’s Group provided that before ceasing to be a member of the Buyer’s Group any assignee shall assign all assigned rights back to the Buyer or another member of the Buyer’s Group; and

(b)	charge and/or assign all or any of its rights under this Agreement to any person by way of security for borrowings.
20.3	The Seller may without the consent of the Buyer assign all or any of its rights under this Agreement to any member of the Seller’s Group provided that:
(a)	before ceasing to be a member of the Seller’s Group any assignee shall assign all assigned rights back to that Seller or another member of the Seller’s Group; and
(b)

the obligations of the Seller’s Guarantor shall be to act as guarantor of such assignee and the provisions of Clause 18 shall apply mutatis mutandis in respect of the relevant assignee and its obligations to be guaranteed.

20.4	In relation to any assignment under Clause 20.2 and Clause 20.3(a):
(a)	the assignor shall notify the other parties as soon as reasonably practicable (and in any event within five Business Days) of the assignment;
(b)

any assignee shall not be entitled to receive under this Agreement any greater benefit than the assignor would have been entitled to under this Agreement, and no party shall incur any increase in liability under this Agreement which would not have occurred but for the assignment; and

(c)	if an obligation to assign back rights has arisen, no person shall be entitled to exercise the rights in question until such assignment has been completed as required.

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21	Entire agreement
21.1	The Transaction Documents contain the entire agreement between the parties, and replace all previous agreements and understandings between them, relating to their subject matter.
21.2

The parties agree that no representations, warranties, undertakings or promises have been expressly or impliedly given in respect of the subject matter of the Transaction Documents, and they are not relying on any representation, warranty, undertaking or promise, other than those which are expressly stated in a Transaction Documents.

21.3	Other than in relation to a statement made fraudulently:
(a)

none of the parties shall have any right or remedy in respect of any statement (whether negligent or innocent) not set out in the Transaction Documents upon which it relied in entering into the Transaction Documents; and

(b)

the only right or remedy that a party shall have in connection with the Transaction Documents (including for any statement repeated or deemed made in it, whether negligent or innocent) shall be for breach of contract and none of the parties shall be entitled to rescind or (except as otherwise expressly provided in this Agreement) terminate this Agreement nor shall they have the right to bring a claim in tort or under the Misrepresentation Act 1967 in connection with the Transaction Documents.

21.4

Any terms or conditions which may be implied by law in relation to the Transaction are excluded to the fullest extent permitted by law or, if and to the extent incapable of exclusion, any right or remedy in relation to them is irrevocably waived.

21.5

The Buyer and the Seller acknowledge and agree that neither such party (or any of their respective Associates) has any liability or further obligation under Clause 3 of the exclusivity agreement between the Buyer and the Seller dated 13 September 2019 and no such liability or obligation can arise after the entering into by them of this Agreement.

22	Non-recourse
22.1

Any claim under or in connection with a Transaction Document (including its negotiation or performance) may be made only against the persons expressly identified as parties in the preamble to that Transaction Document (each such person being, in relation to the relevant document, a “Transaction Party”), save in the case of (i) fraud relevant to the claim on the part of any person who is not a Transaction Party in relation to a Transaction Document (including any shareholder, director, officer, employee, agent or adviser to any Transaction Party) (each a “Non-Party”); or (ii) an offence which is relevant to such claim having been committed under the Anti-Corruption Laws by any Non-Party; or (iii) any fees, costs and expenses to which the Group or any member of the Seller’s Group is entitled in accordance with agreements existing at the date of this Agreement or at the date of Completion.

22.2

Save in the case of (i) fraud of the type referred to in Clause 22.1 on the part of any Non-Party; or (ii) an offence having been committed under the Anti-Corruption Laws by any Non-Party, to the maximum extent permitted by applicable law, any Non-Party shall not have any liability under or in connection with that document

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(including its negotiation or performance, or in connection with the Warranties, any indemnity, or any facts, matters or circumstances which may or might have been Disclosed) and the parties hereby waive and release, and undertake to procure the release and waiver by any Associate of it (including in the case of the Buyer, each member of the Group) of, all claims against and liabilities of any Non-Party arising by reference to any event occurring on or before Completion in relation to the transactions contemplated by the Transaction Documents but not any other claims or liabilities.

22.3

None of the information supplied or statements made by a Group Company, or its officers, employees, agents or professional advisers to the Seller, or their representatives or advisers or the TUPE Employees, in connection with the Transaction Documents shall be deemed to include a representation to the Seller as to its accuracy. The Seller waives any right or claim it may have against any Group Company, or its officers, employees (including the TUPE Employees), agents or professional advisers in respect of any error or omission in connection with any information supplied or statement made by them (and acknowledges and agrees that any such right or claim shall not constitute a defence to any claim by the Buyer) save in the event of fraud relevant to the claim by such officer, employee, agent or professional adviser or TUPE Employee in which event the Seller shall be entitled to pursue a claim against such person (but shall in no event not be entitled to pursue any claim against any Group Company in relation to vicarious liability or otherwise in connection with such fraud).

23	Further assurance
23.1

After Completion, each party shall at its own cost and expense for a period of 24 months after Completion execute or procure the execution of any document and do anything else reasonably required by law or another party to give effect to the transfer of the Shares to the Buyer in accordance with this Agreement.

23.2

The Seller shall provide as soon as reasonably practicable (consistent with there being no material disruption to the business of any member of the Seller’s Group) after a relevant request (and, provided the timing of the requests makes it reasonable practicable, the Seller will use reasonable endeavours to do so with sufficient time before any applicable deadline or due date) (i) all information and documents within its possession as may from time to time be reasonably requested by the Buyer or its advisers solely for the purpose of preparing any filing, notification or submission required to be made within 18 months of Completion to the CMA in relation to the Transaction or for inclusion in any responses to any requests for further information consequent upon such filings, notifications or submissions; and (ii) all such other cooperation or assistance as may reasonably be required including reasonable access to personnel, save that business secrets and other commercially and/or competitively sensitive information (“Sensitive Information”) shall only be provided to the Buyer’s Solicitors and following the receipt by the Seller of a solicitors’ undertaking from the Buyer’s Solicitors (in a form acceptable to the Seller, acting reasonably) that the Sensitive Information will not be disclosed, directly or indirectly, to the Buyer or any party other than the CMA.

24	Costs
24.1	Each party shall pay the costs and expenses incurred by it in connection with the Transaction Documents.
24.2	No Group Company will bear or agree to bear any part of such costs and expenses.

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25	Effect of termination
25.1

If Completion does not take place, the Buyer shall at the written request of the Seller return to the Seller as soon as reasonably practicable (and in any even within 10 Business Days of such request) all documents (and delete information in electronic form to the extent technically practicable save for information which is (i) stored electronically in automatic archiving or back-up systems or (ii) required to be retained for the purposes of satisfying professional duties and obligations) concerning any Group Company, the Vessels or the Seller which have been provided to it in connection with this Agreement and will not use or make available to another person information which it or its advisers have been given in respect of any Group Company, the Vessels or the Seller and which is not in the public domain otherwise than through a breach of any obligation of a party, provided that all such information retained shall be kept strictly confidential.

25.2	The Surviving Provisions and any other provisions which expressly or by implication are necessary for the enforcement or interpretation of this Agreement shall survive termination.
26	Payments
26.1	Subject to paragraph 2(d) of Part 1 of Schedule 9 (Earn Out Consideration), all sums payable under or pursuant to this Agreement shall be paid free of:
(a)	any counterclaim or set-off of any kind;
(b)	any other deduction or withholding, except those required by law.
26.2

Subject to Clause 26.3, if any deduction or withholding is required by law, or any amount paid under this Agreement (other than the Consideration, the Locked Box Shareholder Debt Payment, the Permitted Services Expenditure, the Permitted Services Income and any amounts paid pursuant to Clause 17.6) is subject to Tax (or would have been but for the use of any Relief), the payer shall also pay to the recipient such amount as will ensure that the net receipt, after Tax, is the same as it would have been had there been no Tax, deduction or withholding.

26.3

Clause 26.2 will not apply: (i) to the extent that the deduction, withholding or Tax would not have arisen but for the payee not being tax resident in the United Kingdom; or (ii) so as to increase any liability in a manner inconsistent with Clause 20.4.

26.4

Any payment required to be made pursuant to this Agreement shall be effected by crediting for same day value the account specified in this Agreement (which, in the case of any payment to a Seller Party, will be the Seller’s Solicitor’s Account) (or such other account in the United Kingdom as the party may notify to the other on no less than two Business Days’ notice) by way of electronic transfer on or before the due day for payment. If a party defaults in making payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on that sum from the date when payment was due until the date of actual payment (after as well as before judgment) at 5% per annum. The interest payable shall accrue from day to day.

26.5	Any payment by the Seller in respect of a claim under the Warranties, in relation to Leakage or under an indemnity under this Agreement shall, to the extent possible, be treated as a reduction in:

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(a)	first, the Equity Consideration paid by the Buyer to the Seller under this Agreement until such consideration is reduced to £1; then
(b)	second, the Earn Out Consideration paid by the Buyer to the Seller under this Agreement until such consideration is reduced to £1; then
(c)	third, the Locked Box Shareholder Debt Payment and the Permitted Services Amount paid by the Buyer to the Seller under this Agreement.
27	Effect of completion

Obligations under this Agreement which have not been fully performed by or on Completion and the rights and remedies available under it shall remain in full force and effect despite Completion.

28	Third party rights
28.1	The parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 except that:
(a)	each of any Group Company, its officers, employees, agents or its professional advisers may with the consent of the Buyer enforce and rely on Clause 16; and
(b)

each of the persons referred to in Clause 22.2 may enforce and rely on such clause and that provision shall not be terminated, amended or modified in any manner so as to adversely affect any such person without their prior written consent.

28.2	Subject to Clause 28.1(b), the parties may terminate or vary or waive any right or obligation under this Agreement without the consent of any third party.
29	Variations

No variation of any Transaction Document shall be effective unless it is in writing and signed by or on behalf of each party.

30	Communications
30.1

Any communication under or in connection with this Agreement must be in English, in writing, signed by or on behalf of the person making it and delivered by hand or sent by recorded delivery post (or airmail, if the destination is outside the country of origin), or email to the relevant party at its address and for the attention of the individual set out below (or as notified in accordance with Clause 30 (Communications)).

The Buyer

(a)The Buyer

Address:12 Queens Road, Aberdeen, AB15 4ZT

Email address:callum.bruce@northstarshipping.co.uk

Attention:Callum Bruce

In each case with a copy to the Buyer’s Solicitors:

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Address:Cannon Place, 78 Cannon Street, London, EC4N 6AF

Email address:Sandra.rafferty@cms-cmno.com

Attention:Sandra Rafferty

(b)	The Seller, the Crew Employer, the Vessel Sellers and Seller’s Guarantor
Address:	12121 Wickchester Lane, Suite 500, Houston, Texas, 77079 USA

Email address:aeverett@seacormarine.com

Attention:General Counsel

In each case with a copy to the Seller’s Solicitors

Address:Adelaide House, London Bridge, London EC4R 9HA

Email address:Nicholas.Myatt@bclplaw.com

Attention:Nicholas Myatt

30.2

A party may notify a change to its details specified in Clause 30.1. The new address shall take effect two Business Days after receipt of that notice or such later date as may be specified in the notice.

30.3	Without evidence of earlier receipt, communications complying with Clause 30.1 are deemed received:
(a)	if delivered by hand, at the time of delivery; or
(b)	if sent by “Special Delivery 9.00am/Next Day” or “Recorded Signed For” delivery, at 9.00am on the second Business Day after posting, or (if sent by airmail) fifth, Business Day after posting; or
(c)	if sent by email, at the earlier of:
(i)	the time a return receipt is generated automatically by the recipient's email server;
(ii)	the time the recipient acknowledges receipt; and
(iii)	24 hours after transmission,

unless the sender receives notification that the email has not been successfully delivered,

except that if deemed receipt would occur before 9.00am on a Business Day, it shall instead be deemed to occur at 9.00am on that day and if deemed receipt would occur after 5.00pm on a Business Day, or on a day which is not a Business Day, it shall instead be deemed to occur at 9.00am on the next Business Day. References in this Clause 30 (Communications) to a time of day are to the time of day at the location of the recipient.

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30.4

In proving the giving of a communication, it shall be sufficient to prove that delivery was made to the appropriate address, the communication was properly addressed and posted by prepaid recorded delivery post or prepaid airmail or the email was sent to the appropriate email address and dispatch of transmission from the sender's external gateway was confirmed as specified pursuant to Clause 30.1.

30.5

If a person for whose attention communications must be marked or copied has been specified pursuant to Clause 30.1, a communication will be effective only if it is marked for that person’s attention or copied to that person (as the case may be).

30.6	This Clause 30 (Communications) does not apply to the service of any document required to be served in relation to legal proceedings.
31	Service of process
31.1	The Crew Employer and Seller’s Guarantor irrevocably appoint the Seller as their agent for service of process in relation to any English court proceedings in connection with any Transaction Document.
31.2

Service on the agent (as named above or notified in accordance with this Clause 31 (Service of process)) shall be deemed to be valid service whether or not the process is received by the Crew Employer or Seller’s Guarantor.

31.3	If the agent changes its address to another address in England, the Crew Employer and Seller’s Guarantor shall within ten Business Days notify the Buyer of the new address.
31.4

If the agent ceases to be able to act as agent or to have an address in England, the Crew Employer and Seller’s Guarantor shall within ten Business Days notify the Buyer of the appointment of a new agent acceptable to the Buyer, failing which the Buyer may serve proceedings on the Crew Employer and Seller’s Guarantor by an advertisement in the Financial Times newspaper stating how the Crew Employer and Seller’s Guarantor may obtain a copy of the proceedings. The proceedings shall be deemed to be served on the date of publication of the advertisement.

31.5	Nothing in any Transaction Document shall affect the Buyer’s right to serve process in any other manner permitted by law.
32	Counterparts

This Agreement may be executed in any number of counterparts, which shall each constitute an original and together constitute one agreement. If this Agreement is executed in counterpart, it shall not be effective unless each party has executed at least one counterpart.

33	Governing law and jurisdiction
33.1

This Agreement and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by and construed in accordance with English law.

33.2

The English courts have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

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33.3

Each party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

33.4

Nothing in this Agreement (or, unless provided otherwise, any document entered into in connection with it) shall prevent a party from applying to the courts of any other country for injunctive or other interim relief.

Signed by the parties on the date of this Agreement

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Schedule 1

Details of the Group

Part 1

Details of the Company

Name	Boston Putford Offshore Safety Limited
Company number	00455971
Date of incorporation	23 June 1948
Incorporated in:	England and Wales
Issued Share capital	55,579 A ordinary shares of 10 pence each and 135,759,639 B ordinary shares of 10 pence each
Registered office	7/8 Great James Street, London, United Kingdom, WC1N 3DF
Directors	Stuart Alan Binding Robert Frederick Catchpole Paul Jonathan Willis
Secretary	Steven Morton Alais
Charges, mortgages and other registered security interests over assets of the Company

Charge code: 0045 5971 0070

Created: 28 September 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 0045 5971 0069

Created: 28 September 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 0045 5971 0068

Created: 28 September 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 0045 5971 0067

Created: 28 September 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

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Part 2

Details of other members of the Group

Name	Southern Crewing Services Limited
Company number	02858994
Date of incorporation	4 October 1993
Incorporated in:	England and Wales
Issued Share capital	Shares	Registered Owner
	2 ordinary shares on £1 each	Boston Putford Offshore Safety Limited
Registered office	7/8 Great James Street, London, United Kingdom, WC1N 3DF
Directors	John Patrick Anniss Jesus Llorca Rodriguez
Secretary	Steven Morton Alais
Charges, mortgages and other registered security interests over assets of the Company	None

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Name	Putford Achiever Limited
Company number	11498739
Date of incorporation	3 August 2018
Incorporated in:	England and Wales
Issued Share capital	Shares	Registered Owner
	101 ordinary shares of £1 each	Boston Putford Offshore Safety Limited
Registered office	7/8 Great James Street, London, United Kingdom, WC1N 3DF
Directors	John Patrick Anniss Stuart Alan Binding Robert Frederick Catchpole Paul Jonathan Willis
Secretary	Steven Morton Alais
Charges, mortgages and other registered security interests over assets of the Company

Charge code: 1149 8739 0004

Created: 4 October 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1149 8739 0003

Created: 4 October 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1149 8739 0002

Created: 4 October 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1149 8739 0001

Created: 4 October 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

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Name	Putford Pride Limited
Company number	11380434
Date of incorporation	24 May 2018
Incorporated in:	England and Wales
Issued Share capital	Shares	Registered Owner
	101 ordinary shares of £1 each	Boston Putford Offshore Safety Limited
Registered office	7/8 Great James Street, London, United Kingdom, WC1N 3DF
Directors	John Patrick Anniss Stuart Alan Binding Robert Frederick Catchpole Paul Jonathan Willis
Secretary	Steven Morton Alais
Charges, mortgages and other registered security interests over assets of the Company

Charge code: 1138 0434 0004

Created: 28 September 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1138 0434 0003

Created: 28 September 2018

Delivered: 8 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1138 0434 0002

Created: 28 September 2018

Delivered: 8 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1138 0434 0001

Created: 28 September 2018

Delivered: 2 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Legal.201574077.2/DANB/2042676.00000150

Name	Putford Saviour Limited
Company number	11498615
Date of incorporation	3 August 2018
Incorporated in:	England and Wales
Issued Share capital	Shares	Registered Owner
	101 ordinary shares of £1 each	Boston Putford Offshore Safety Limited
Registered office	7/8 Great James Street, London, United Kingdom, WC1N 3DF
Directors	John Patrick Anniss Stuart Alan Binding Robert Frederick Catchpole Paul Jonathan Willis
Secretary	Steven Morton Alais
Charges, mortgages and other registered security interests over assets of the Company

Charge code: 1149 8615 0004

Created: 4 October 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1149 8615 0003

Created: 4 October 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1149 8615 0002

Created: 4 October 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1149 8615 0001

Created: 4 October 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Legal.201574077.2/DANB/2042676.00000151

Name	Putford Jaguar Limited
Company number	11381063
Date of incorporation	24 May 2018
Incorporated in:	England and Wales
Issued Share capital	Shares	Registered Owner
	101 ordinary shares of £1 each	Boston Putford Offshore Safety Limited
Registered office	7/8 Great James Street, London, United Kingdom, WC1N 3DF
Directors	John Patrick Anniss Stuart Alan Binding Robert Frederick Catchpole Paul Jonathan Willis
Secretary	Steven Morton Alais
Charges, mortgages and other registered security interests over assets of the Company

Charge code: 1138 1063 0004

Created: 28 September 2018

Delivered: 9 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1138 1063 0003

Created: 28 September 2018

Delivered: 8 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1138 1063 0002

Created: 28 September 2018

Delivered: 8 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

Charge code: 1138 1063 0001

Created: 28 September 2018

Delivered: 2 October 2018

Persons entitled: Dnb Bank Asa, New York Branch

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Schedule 2

Vessels

Part 1

Vessels within the Group at the date of this Agreement

Name of Vessel	Owner
Putford Achates Putford Ajax Putford Aries Putford Athena Putford Enterprise Putford Protector Putford Viking Putford Voyager Putford Worker BPOS Harvester	The Company
Putford Achiever	Putford Achiever Limited
Putford Pride	Putford Pride Limited
Putford Saviour	Putford Saviour Limited
Putford Jaguar	Putford Jaguar Limited

Part 2

Transferring Vessels

Name of Vessel	Owner (at the date of this Agreement)	Owner (at Completion)
Putford Provider	Stirling Offshore Limited	The Company
Putford Terminator	Stirling Offshore Limited	The Company
Putford Defender	Putford Defender Limited	The Company
Putford Phoenix	Putford Phoenix Limited	The Company

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Part 3

Vessel Particulars

Name of Vessel	Particulars
Putford Achates	IMO Number: 7501895 Classification Society: LLOYDS REGISTER Class Notation: 100 A 1 OFFSHORE SUPPLY SHIP - LMC Year of Build: 1976 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 1043 / 312
Putford Ajax	IMO Number: 7501900 Classification Society: LLOYDS REGISTER Class Notation: 100 A 1 SAFETY STANDBY VESSEL - LMC Year of Build: 1976 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 1043 / 312
Putford Aries	IMO Number: 7502966 Classification Society: LLOYDS REGISTER Class Notation: 100 A 1 OFFSHORE SUPPLY VESSEL - LMC Year of Build: 1977 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 1829 / 548

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Putford Athena	IMO Number: 7404217 Classification Society: DNV - GL Class Notation: 1A1 – SUPPLY VESSEL SF Year of Build: 1975 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 1188 / 356
Putford Enterprise

IMO Number: 8303032

Classification Society: LLOYDS REGISTER

Class Notation: 100 A1 OFFSHORE SUPPLY VESSEL – LMS UMS (Suspended)

Year of Build: 1985

Flag: BRITISH

Place of Registration: LOWESTOFT

GT/NT: 1793 / 654

Putford Protector	IMO Number: 8119235 Classification Society: LLOYDS REGISTER Class Notation: 100 A1 OFFSHORE SUPPLY SHIP LMC Year of Build: 1982 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 1822 / 546
Putford Viking	IMO Number: 7502954 Classification Society: LLOYDS REGISTER Class Notation: +100 A1 LMC OFFSHORE SUPPLY SHIP Year of Build: 1976 Flag: BRITISH Place of Registration: ABERDEEN GT/NT: 1492 / 447

Legal.201574077.2/DANB/2042676.00000155

Putford Voyager	IMO Number: 8421626 Classification Society: LLOYDS REGISTER Class Notation: 100 A1 OFFSHORE SUPPLY SHIP LMC - UMS Year of Build: 1985 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 1510 / 560
Putford Worker	IMO Number: 7432094 Classification Society: DNV - GL Class Notation: 1A1 – SUPPLY VESSEL- EO ICE © SF Year of Build: 1975 Flag: BRITISH Place of Registration: LONDON GT/NT: 1417 / 518
BPOS Harvester	IMO Number: 7210848 Classification Society: LLOYDS REGISTER Class Notation: 100 A1 STANDBY SAFETY VESSEL LMC Year of Build: 1971 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 433 / 129
Putford Achiever

IMO Number: 9268100

Classification Society: AMERICAN BUREAU OF SHIPPING

Class Notation: A1 FIRE FIGHTING VESSEL CLASS 1 AMS – SUPPLY AND SAFETY STANDBY VESSEL

Year of Build: 2003

Flag: CAYMAN ISLANDS

Place of Registration: GEORGE TOWN

GT/NT: 2018 / 605

Legal.201574077.2/DANB/2042676.00000156

Putford Pride

IMO Number: 9359832

Classification Society: AMERICAN BUREAU OF SHIPPING

Class Notation: A1 FIRE FIGHTING VESSEL CLASS 1 – OFFSHORE SUPPORT VESSEL (E) AMS ACCU

Year of Build: 2007

Flag: BRITISH

Place of Registration: LOWESTOFT

GT/NT: 1934 / 580

Putford Saviour

IMO Number: 9329277

Classification Society: AMERICAN BUREAU OF SHIPPING

Class Notation: A1 FIRE FIGHTING VESSEL CLASS 1 (E) AMS

Year of Build: 2004

Flag: CAYMAN ISLANDS

Place of Registration: GEORGE TOWN

GT/NT: 1996 / 598

Putford Jaguar

IMO Number: 9359844

Classification Society: AMERICAN BUREAU OF SHIPPING

Class Notation: A1 FIREFIGHTING VESSEL CLASS 1 – OFFSHORE SUPPORT VESSEL AMS ACCU

Year of Build: 2006

Flag: BRITISH

Place of Registration: LOWESTOFT

GT/NT: 1934 / 580

Putford Provider	IMO Number: 8119170 Classification Society: LLOYDS REGISTER Class Notation: 100 A1 – OFFSHORE SUPPLY SHIP - LMC Year of Build: 1983 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 1822 / 546

Legal.201574077.2/DANB/2042676.00000157

Putford Terminator

IMO Number: 8501505

Classification Society: LLOYDS REGISTER

Class Notation: 100 A1 – OFFSHORE SUPPLY SHIP, FIRE FIGHTING SHIP, LMC, UMS

Year of Build: 1985

Flag: BRITISH

Place of Registration: LOWESTOFT

GT/NT: 1504 / 572

Putford Defender	IMO Number: 9298985 Classification Society: AMERICAN BUREAU OF SHIPPING Class Notation: + A1 - AMS Year of Build: 2004 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 1784 / 535
Putford Phoenix	IMO Number: 9267376 Classification Society: BUREAU VERITAS Class Notation: SUPPLY VESSEL – HNLS – AUT-UMS SDS Year of Build: 2002 Flag: BRITISH Place of Registration: LOWESTOFT GT/NT: 2282 / 1005

Legal.201574077.2/DANB/2042676.00000158

Schedule 3

Not used

Legal.201574077.2/DANB/2042676.00000159

Schedule 4

Reserved Matters

1	Issue, allot, repay, redeem or grant any option or other right to subscribe in respect of, any share or loan capital.
2	Vary its share capital or the rights attaching to it in any way.
3	Acquire or agree to acquire any share or other interest in any company, partnership or other venture.
4	Pass any shareholder resolution.
5	Declare or pay any dividend or make any other distribution.
6	Otherwise than in the normal course of trading, grant or extend any mortgage, charge or debenture or give any guarantee or indemnity.
7	Incur or authorise any capital expenditure exceeding £100,000 in aggregate or £20,000 per item.
8

Amend or terminate any Charter or amend or terminate any arrangement, charter, agreement or otherwise between any member of the Seller’s Group on the one hand and any member of the Group on the other hand in relation to any of the Transferring Vessels.

9	Sell, transfer or otherwise dispose of, in a transaction or a series of transactions:
(i)	any of the Properties;
(ii)	any of the Vessels;
(iii)	any of the Group Companies; and/or
(iv)	any other asset(s) of the Group with a market value exceeding £100,000 in aggregate or £20,000 per item,

or undertake any transaction which has an equivalent effect.

10	Assign or otherwise dispose of any of its book debts.
11	Make any loan or borrow any money (except to or from the Seller’s Group or between members of the Group up to an aggregate of £100,000).
12	Enter into any contract or commitment with expected revenues or expenditure of more than £100,000, other than a time charter entered into in the ordinary course and on arm’s length terms.
13	Make any new offers, or offer any new incentives, to any customer or prospective customer.
14	Make, propose or permit any change in the terms and conditions of employment or pension benefits of any Employee.
15	Introduce any new contractual or customary practice concerning the making of any lump sum payment on the termination of employment of any Employee.

Legal.201574077.2/DANB/2042676.00000160

16	Assign any TUPE Employees away from the Vessels.
17

Assign any new employees to the Vessels other than as required to replace TUPE Employees who resign from employment with the Crew Employer or are dismissed in accordance with paragraph 19 below or are otherwise temporarily unavailable to perform their usual responsibilities.

18	Employ any new office staff on a basic salary of more than £75,000.
19	Terminate the employment of any Employee other than ‘for cause’ on grounds that justify summary termination.
20	Enter into or vary any leases in relation to the Properties or make any purchases of any other properties.
21	Terminate any of its insurances or do anything with the intention that any of its insurances lapse or become voidable.
22

Institute or settle any legal or arbitration proceedings relating to its business where the amount of the claim in question is in excess of £100,000 (save for debt collection in the normal course of its business).

23	Agree, conditionally or otherwise, to do any of the above actions or things.

Legal.201574077.2/DANB/2042676.00000161

Schedule 5

Completion formalities

Part 1

Seller’s obligations

Restart Numbering Applied
1	The Seller shall deliver to the Buyer:
(a)	signed transfers of the Shares, in favour of the Buyer, together with the share certificate for such Shares or, in the absence of a share certificate, an indemnity for lost share certificate;
(b)	the Supplementary Disclosure Letter (if required) executed by the Seller;
(c)	the Licence executed by the Seller and the Company;
(d)	the Tax Deed executed by the Seller and the Seller’s Guarantor;
(e)	the resignations of the directors (other than, where applicable, Robert Frederick Catchpole, Stuart Binding and Paul Willis) and secretary of each Group Company in the agreed form;
(f)	the resignation of the auditors (and separate confirmation that no fees are outstanding) of each Group Company in the agreed form;
(g)

a power of attorney and appointment of proxy in the agreed form, executed by the Seller, empowering the Buyer to exercise the Seller’s rights as shareholder of the Company pending the stamping and registration of the transfers referred to in paragraph 1(a) above;

(h)	a letter from the Seller confirming that it has ceased to be a registrable person (within the meaning of section 790C CA 2006) in relation to the Company;
(i)

statement of each bank account of each Group Company at the close of business on the last Business Day preceding Completion, together with the cheque books and bank mandates in respect of those accounts;

(j)	irrevocable deeds of release in respect of the following security, duly executed by the relevant Group Company and DNB Bank ASA, New York Branch:
(i)

English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to 101 shares of £1 in Putford Achiever Limited;

(ii)

English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to 101 shares of £1 in Putford Saviour Limited;

(iii)

English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to 101 shares of £1 in Putford Jaguar Limited;

(iv)

English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018  in relation to 101 shares of £1 in Putford Pride Limited;

Legal.201574077.2/DANB/2042676.00000162

(v)

Cayman Islands law ship mortgage granted by Putford Achiever Limited in favour of DNB Bank ASA, New York Branch dated 4 October 2018 in relation to the Cayman vessel Putford Achiever (official number 743578);

(vi)

New York law assignment of insurances agreement by Putford Achiever Limited in favour of DNB Bank ASA, New York Branch dated 4 October 2018 in relation to insurances in respect of vessel Putford Achiever;

(vii)	New York law assignment of earnings agreement by Putford Achiever Limited in favour of DNB Bank ASA, New York Branch dated 4 October 2018 in relation to earnings in respect of vessel Putford Achiever;
(viii)

Cayman Islands law deed of covenant by Putford Achiever Limited in favour of DNB Bank ASA, New York Branch dated 4 October 2018 in relation to the Cayman vessel Putford Achiever (official number 743578);

(ix)	English law ship mortgage granted by Putford Pride Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Centrica Pride (official number 912803);
(x)

New York law assignment of insurances agreement by Putford Pride Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to insurances in respect of vessel Centrica Pride;

(xi)	New York law assignment of earnings agreement by Putford Pride Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to earnings in respect of vessel Centrica Pride;
(xii)	English law deed of covenant by Putford Pride Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Centrica Pride (official number 912803);
(xiii)

Cayman Island law ship mortgage granted by Putford Saviour Limited in favour of DNB Bank ASA, New York Branch dated 4 October 2018 in relation to the Cayman vessel Putford Saviour (official number 742477);

(xiv)

New York law assignment of insurances agreement by Putford Saviour Limited in favour of DNB Bank ASA, New York Branch dated 4 October 2018 in relation to insurances in respect of vessel Putford Saviour;

(xv)	New York law assignment of earnings agreement by Putford Saviour Limited in favour of DNB Bank ASA, New York Branch dated 4 October 2018 in relation to earnings in respect of vessel Putford Saviour;
(xvi)	Cayman Island law deed of covenant by Putford Saviour Limited in favour of DNB Bank ASA, New York Branch dated 4 October 2018 in relation to the Cayman vessel Putford Saviour (official number 742477);
(xvii)	English law ship mortgage granted by Putford Jaguar Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Putford Jaguar (official number 912910);
(xviii)

New York law assignment of insurances agreement by Putford Jaguar Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to insurances in respect of vessel Putford Jaguar;

Legal.201574077.2/DANB/2042676.00000163

(xix)	New York law assignment of earnings agreement by Putford Jaguar Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to earnings in respect of vessel Putford Jaguar;
(xx)	English law deed of covenant by Putford Jaguar Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Putford Jaguar (official number 912910);
(xxi)	English law ship mortgage granted by Putford Defender Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Putford Defender (official number 923368);
(xxii)

New York law assignment of insurances agreement by Putford Defender Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to insurances in respect of vessel Putford Defender;

(xxiii)

New York law assignment of earnings agreement by Putford Defender Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to earnings in respect of vessel Putford Defender;

(xxiv)	English law deed of covenant by Putford Defender Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Putford Defender (official number 923368);
(xxv)	English law ship mortgage granted by Putford Phoenix Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Putford Phoenix (official number 923404);
(xxvi)

New York law assignment of insurances agreement by Putford Phoenix Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to insurances in respect of vessel Putford Phoenix;

(xxvii)

New York law assignment of earnings agreement by Putford Phoenix Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to earnings in respect of vessel Putford Phoenix;

(xxviii)	English law deed of covenant by Putford Phoenix Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Putford Phoenix (official number 923404);
(k)	the following original share certificates or indemnities for lost share certificates in lieu thereof (in a form reasonably satisfactory to the Buyer):
(i)

original share certificate provided pursuant to the English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to 101 shares of £1 in Putford Achiever Limited;

(ii)

original share certificate provided pursuant to the English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to 101 shares of £1 in Putford Saviour Limited;

(iii)

original share certificate provided pursuant to the English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to 101 shares of £1 in Putford Jaguar Limited;

Legal.201574077.2/DANB/2042676.00000164

(iv)

original share certificate provided pursuant to the English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018  in relation to 101 shares of £1 in Putford Pride Limited;

(l)	the following original stock transfer forms:
(i)

original stock transfer form provided pursuant to the English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to 101 shares of £1 in Putford Achiever Limited;

(ii)

original stock transfer form provided pursuant to the English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to 101 shares of £1 in Putford Saviour Limited;

(iii)

original stock transfer form provided pursuant to the English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to 101 shares of £1 in Putford Jaguar Limited;

(iv)

original stock transfer form provided pursuant to the English law deed of charge over shares by Boston Putford Offshore Safety Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018  in relation to 101 shares of £1 in Putford Pride Limited;

(m)	the following original UK Ship Registry mortgage forms with the relevant section for Discharge of Mortgage duly completed and executed by DNB Bank ASA, New York:
(i)

ship mortgage form in relation to the English law ship mortgage granted by Putford Pride Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Centrica Pride (official number 912803);

(ii)

ship mortgage form in relation to the English law ship mortgage granted by Putford Jaguar Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Putford Jaguar (official number 912910);

(iii)

ship mortgage form in relation to the English law ship mortgage granted by Putford Defender Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Putford Defender (official number 923368);

(iv)

ship mortgage form in relation to the English law ship mortgage granted by Putford Phoenix Limited in favour of DNB Bank ASA, New York Branch dated 28 September 2018 in relation to the UK vessel Putford Phoenix (official number 923404);

(n)	the following original Cayman Islands Registry mortgage forms with the relevant section for Discharge of Mortgage duly completed and executed by DNB Bank ASA, New York:
(i)	ship mortgage form in relation to the Cayman Island law ship mortgage granted by Putford Achiever Limited in favour of DNB Bank ASA, New York

Legal.201574077.2/DANB/2042676.00000165

Branch dated 4 October 2018 in relation to the Cayman Islands vessel Putford Achiever (official number 743578);
(ii)

ship mortgage form in relation to the Cayman Island law ship mortgage granted by Putford Saviour Limited in favour of DNB Bank ASA, New York Branch dated 4 October 2018 in relation to the Cayman Islands vessel Putford Saviour (official number 742477);

(o)	a copy of a Certificate of Registry showing each of the Transferring Vessels registered wholly in the name of the relevant Group Company.
2	The Seller shall deliver or make available to the Buyer:
(a)	the statutory registers of each Group Company including the certificate of incorporation, minute books and share certificate books, complete and up to date up to (but not including) Completion;
(b)	the title deeds relating to the Property “Columbus Buildings, Waveney Road, Lowestoft, Suffolk NR32 1BN”;
(c)

to the extent not in the possession of the Company or relevant Subsidiary (in physical or electronic form) or to be provided pursuant to the Seller Transition Services, the financial and accounting books and records of the Group Companies (provided that such documents may be delivered by being made available at the Properties); and

(d)	any usernames and passwords or other log in details for any online accounts through which the Group Companies makes Tax, Companies House or other filings.
3	The Seller shall procure that the board of directors of each Group Company resolve that (as appropriate in the case of each Group Company):
(a)	the Incoming Officers be appointed as additional directors or secretaries with effect from Completion;
(b)	the resignations referred to in paragraph 1(e) above be accepted; and
(c)	in respect of the Company only:
(i)	the transfer of the Shares referred to in paragraph 1(a) above be approved and registered (subject to stamping); and
(ii)	following registration of the transfers, new share certificates be issued to the Buyer in respect of the Shares and signed copies of the minutes of the meeting for each Group Company are delivered to the Buyer.

Legal.201574077.2/DANB/2042676.00000166

Part 2

Buyer’s obligations

Restart Numbering Applied
1	The Buyer:
(a)	shall deliver to the Seller:
(i)	the Tax Deed executed by the Buyer; and
(ii)	the Supplementary Disclosure Letter (if required) executed by the Buyer; and
(b)	shall:
(i)	pay to the Seller:
(A)	the Equity Consideration; and
(B)	the Interest Payment Amount; and
(ii)	procure that the Group Companies repay to the Seller’s Group:
(A)	the Locked Box Shareholder Debt Payment; and
(B)	the Estimated Permitted Services Amount,

by means of electronic funds transfer for same day value to the Seller’s Solicitors Account (less the amount of the Seller’s W&I Payment and less any reduction to be made pursuant to Clause 6.4 in respect of Notified Leakage). The receipt by the Seller’s Solicitors of such amounts shall discharge the Buyer’s obligation to pay those sums.

Legal.201574077.2/DANB/2042676.00000167

Schedule 6

Warranties

Restart Numbering Applied
1	Ownership and Capacity
(a)

The Seller is the sole legal and beneficial owner of the Shares free from any Encumbrance and has the right to transfer the full legal and beneficial interest in the Shares to the Buyer without the consent of another person.

(b)

No right has been granted to any person to require the Company or any of the Subsidiaries to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company of any of the Subsidiaries.

(c)

At the date of this Agreement, a Group Company is the sole legal and beneficial owner of each Signing Vessel and such vessel’s Vessel Ancillary Assets and each Signing Vessel and such vessel’s Vessel Ancillary Assets are free from any Encumbrance.

(d)

So far as the Seller is aware, no maritime lien or maritime claim has been exercised or threatened to be exercised in respect of any Signing Vessel and/or any of such vessel’s Vessel Ancillary Assets, nor has the Seller or any Group Company received written notice claiming the right to exercise a maritime lien or maritime claim in respect of the same.

(e)

At the date of this Agreement, a Vessel Seller is the sole legal and beneficial owner of each Transferring Vessel and such vessel’s Vessel Ancillary Assets and each Transferring Vessel and such vessel’s Vessel Ancillary Assets is free from any Encumbrance.

(f)

So far as the Vessel Sellers are aware, no maritime lien or maritime claim has been exercised or threatened to be exercised in respect of any Transferring Vessel and/or any of such vessel’s Vessel Ancillary Assets, nor has the Vessel Sellers or any Group Company received written notice claiming the right to exercise a maritime lien or maritime claim in respect of the same.

(g)

At Completion, a Group Company is the sole legal and beneficial owner of each Vessel and such vessel’s Vessel Ancillary Assets free from any Encumbrance and so far as the Seller is aware, no maritime lien or maritime claim has been exercised or threatened to be exercised in respect of any Vessel and/or any of such vessel’s Vessel Ancillary Assets, nor has the Seller or any Group Company received written notice claiming the right to exercise a maritime lien or maritime claim in respect of the same.

(h)	Each Seller Party is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.
(i)	Each Seller Party has the power and authority to enter into the Transaction Documents and to fully perform its obligations under them in accordance with their terms.
(j)	The Transaction Documents constitute valid, legal and binding obligations on the Seller Parties in the terms of the Transaction Documents.
(k)	No Seller Party requires the consent, approval or authority of any other person to enter into or perform its obligations under the Transaction Documents.

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(l)

The entry into and performance by each Seller Party of its obligations under the Transaction Documents will not constitute a breach or give rise to a default under any applicable laws or regulations or any order, decree, judgement, contract or other obligation binding on it (including any provision of its constitutional documents) which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(m)

No Seller Party has been given written notice of any litigation, arbitration or administrative proceedings, or written notice of any governmental, regulatory or official investigation or enquiry which in each case is in progress or threatened or pending and which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(n)

No action or steps have been taken by, or so far as the relevant Seller Party is aware legal proceedings started or threatened against, a Seller Party for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets.

2	Share capital
(a)	The Shares:
(i)	comprise the whole of the allotted and issued share capital of the Company;
(ii)	have been properly allotted and issued; and
(iii)	are fully paid and there is no obligation to pay up any sum on them.
(b)	Part 1 of Schedule 1 sets out accurate particulars of the Company.
(c)

No person has the right to require the allotment, issue, transfer, conversion or redemption of any share capital of the Company or of any other securities giving rise to a right over the share capital of the Company.

(d)	Neither the Company nor any of the Subsidiaries:
(i)	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries set out in Part 2 of Schedule 1;
(ii)	is or has agreed to become a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);
(iii)	has, outside its country of incorporation, any branches; or
(iv)	has allotted or issued any securities that are convertible into shares.
3	Subsidiaries
(a)	Part 2 of Schedule 1 lists all of the subsidiaries of the Company and sets out accurate particulars of their allotted and issued share capital.
(b)	Each of the allotted and issued shares in the Subsidiaries is fully paid and owned by the Company.

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(c)

No person has the right to require the allotment, issue, transfer, conversion or redemption of any share capital of a Subsidiary or of any other securities giving rise to a right over the share capital of a Subsidiary.

(d)	The issued shares of the Subsidiaries are free from all Encumbrances.
4	Directors
(a)	The only directors of a Group Company are the persons specified in Schedule 1 (Details of the Group).
(b)

No Group Company has executed a power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind that company in any way which power of attorney or authority remains in force.

5	Due incorporation

Each Group Company is properly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

6	Constitutional documents

A copy of the articles of association of each Group Company is contained in the Data Room and no material breach of the same has occurred.

7	Statutory registers
(a)	The statutory registers of each Group Company (including the register of members and PSC register):
(i)	are in its possession; and
(ii)	contain an accurate record of the matters which should be dealt with in the registers in accordance with applicable law and regulation.
(b)	No written notice or allegation has been received by a Group Company that any statutory register is incorrect or should be rectified which remains outstanding.
8	Documents filed

In the last 12 months no Group Company has received written notice that any form or document required by the Companies Acts to be filed with the Registrar of Companies in respect of each Group Company has not been duly filed and is still outstanding.

9	Accounts
(a)

The Accounts were prepared using the same accounting policies, principles, bases, rules and practices and on a consistent basis as those used in preparing the audited accounts of each Group Company for the two last preceding annual accounting periods.

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(b)	The Accounts:
(i)	gave a true and fair view of the assets and liabilities and financial position of each Group Company at the Accounts Date and its loss for the financial period ended on that date;
(ii)	are not affected by any extraordinary items;
(iii)	have been prepared in accordance with the requirements of the Companies Act 2006; and
(iv)	comply with Relevant Accounting Standards in force at the date the Accounts were prepared and approved.
10	Management Accounts
(a)

The accounting policies, principles, bases, rules and practices adopted for the purpose of preparing the Management Accounts are the same as those adopted in preparing the management accounts in respect of the financial year up to the Accounts Date.

(b)	The Management Accounts:
(i)	have been prepared from the records of each Group Company;
(ii)	having regard to the purpose for which they were prepared, do not contain fundamental and material inaccuracies and are not misleading in any material respect; and
(iii)	in all material respects fairly state the assets and liabilities of each Group Company at the date to which they are made up and its profits or loss for the period.
11	Locked Box Accounts
(a)	The accounting policies and estimation techniques adopted for the purpose of preparing the Locked Box Accounts are the same as those adopted in preparing the Management Accounts.
(b)	The Locked Box Accounts:
(i)	have been prepared from the records of each Group Company;
(ii)	having regard to the purpose for which they were prepared, do not contain fundamental and material inaccuracies, are not misleading in any material respect; and
(iii)	in all material respects fairly state the assets and liabilities of each Group Company at the date to which they are made up and its profits or loss for the period.
12	Changes since Locked Box Date

Since the Locked Box Date:

(a)	the business of each Group Company has been continued in the usual course and as a going concern;

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(b)	there has been no material adverse change or disruption in the financial or trading position of any Group Company;
(c)

other than on an arm’s length basis and in the ordinary course of its business, no Group Company has acquired, or agreed to acquire, any single asset having a value in excess of £20,000 or assets having an aggregate value in excess of £100,000;

(d)	there has been no material damage, destruction or loss, whether or not covered by insurance, to or of the assets, properties or business of the Group;
(e)	no dividend or other distribution has been declared, made or paid by a Group Company;
(f)

other than current assets on an arm’s length basis and in the ordinary course of its business, no Group Company has disposed of, or agreed to dispose of, any asset which has a value in excess of £20,000;

(g)	no Group Company has repaid or redeemed any share or loan capital;
(h)	no Group Company has written off or released, or agreed to write off or release, any debt amounting in aggregate to more than £20,000 otherwise owing to it;
(i)	no Group Company has borrowed or raised any money or taken up any financial facilities and no Group Company has repaid any material sum in the nature of borrowings in advance of any due date; and
(j)	no resolution of shareholders of a Group Company has been passed (except for those representing the ordinary business of an annual general meeting).
13	Books and Records
(a)	Each Group Company's accounts, books, ledgers, financial and other records (the "Books and Records"):
(i)	are in the possession or under the control of the Company or the Subsidiary to which they relate;
(ii)	so far as the Seller is aware, are up to date in all material respects; and
(iii)	do not, so far as the Seller is aware, contain any material inaccuracies in relation to matters required by law to appear in them.
(b)

To the extent that any of the Books and Records are maintained or stored electronically either the Company or a Subsidiary has unrestricted access and the means to maintain, copy and use such Books and Records, and such ownership is not shared with any other person.

14	Assets
(a)

All assets used in the business of a Group Company included as its assets in the Accounts (other any assets disposed of since the Accounts Date) are owned by a Group Company free from Encumbrances (other than liens arising in the ordinary course of business) or are used under an equipment lease, operating lease, hire purchase agreement, licence or similar arrangement to which a Group Company is a party.

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(b)	The Company or one of the Subsidiaries are in possession or control of all the assets included as assets of the Company in the Accounts.
(c)

Neither the Company nor any of the Subsidiaries has purchased any current stock, goods or materials from any of its suppliers on terms that title in it does not pass (other than in relation to maritime liens) until full payment is made or all indebtedness discharged, and such full payment remains outstanding.

15	Book debts

No part of the debts included in the Locked Box Accounts:

(a)	has been factored or sold;
(b)	is overdue by more than 12 weeks;
(c)	has been written off or released on terms that the debtor pays less than the full book value of his debt; or
(d)	so far as the Seller is aware is regarded by the relevant Group Company as irrecoverable in whole or in part, except to the extent already provided for in the books of the relevant Group Company.
16	Information Technology
(a)	In this paragraph 16 (Information Technology), “IT Systems” means the computer hardware, software and operating systems, used by any Group Company and material to the operation of its business.
(b)

The Company and the Subsidiaries are the owners of the IT Systems (excluding any IT Systems leased or licensed to the Company or a Subsidiary) free from Encumbrances.  The Company and the Subsidiaries have obtained all necessary rights from third parties to enable them to make use of the IT Systems as currently used and all such rights are valid and continuing.

(c)	Details of the IT Systems are set out in the Data Room.
(d)

All contracts under which the material components of the IT Systems are owned by, licensed or leased to, each Group Company are provided in the Data Room and so far as the Seller is aware no Group Company is in breach of any material terms of any such contract which could give rise to its termination.

(e)	There has been no material disruption or interruption to the business of the Group in the 12 month period ending on the date of this Agreement due to the failure or breakdown of the IT Systems.
17	Intellectual Property
(a)	No registered Intellectual Property is owned, held or used by the Company or any of the Subsidiaries in connection with the business of the Group.
(b)	No Group Company has any domain names registered.
18	Contracts
(a)	Section 5.1 of the Data Room includes copies that are complete and accurate in all respects of all Charters.

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(b)

Each Charter is in full force and effect and is binding on and enforceable against the Group Company that is a party to it and, so far as the Seller is aware, no Charter is unenforceable against any other party to it.

(c)	Copies of all written offers or tenders submitted by a Group Company which remains outstanding and capable of being converted into a material contract of the Group have been Disclosed.
(d)

No Charter is due to be retendered and the Seller has not received written notice that any Charter is to be retendered or that the Charter is unlikely to be retendered or not to be regranted to a Group Company.

(e)	No Group Company has received written notice from any counterparty to a Charter of the intent to commence negotiations of material importance in respect of all or some of the terms of a Charter.
(f)

No Group Company has received any offers, proposals, invitations to negotiate or invitations to tender in respect of (i) a Charter or (ii) which if accepted would give rise to a material contract of the Group, which in either case remains outstanding.

(g)	The execution or the performance by the Seller Parties of this Agreement or any of the Transaction Documents will not:
(i)	result in a breach of, conflict with, or give rise to an event of default under, any Charter to which a Group Company is a party or by which a Group Company is bound;
(ii)	relieve any other party to a Charter of its obligations or enable it to terminate the agreement or arrangement; or
(iii)	result in the creation or imposition of an Encumbrance on any of the assets of a Group Company.
(h)

No Group Company has received written notice from a counterparty that it is (or has, during the two years ending on the date of this Agreement, been) in breach of any material obligation in any Charter.

(i)

No Group Company has received written notice from a counterparty that it is seeking to terminate a Charter or that a Group Company is in breach of any Charter which breach remains outstanding and so far as the Seller is aware no counterparty is in, or has threatened a, material breach of the terms of any Charter.

(j)

No written notice of termination of a Charter has been received or served by any Group Company and so far as the Seller is aware, there are no grounds for a counterparty to a Charter to enforce the termination of or a material unilateral change to the terms of any such Charter.

(k)

No Group Company is party to, or otherwise subject to, any non-legally binding arrangement or understanding (whether with the Seller Group or any other party) which is material in the context of the business of any Group Company.

(l)	All outstanding payments and/or arrangements with a value in excess of £50,000 between the Group and the Seller’s Group and its connected persons have been Disclosed.

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(m)	No Group Company is a party to an agreement which (and no Group Company has submitted an offer or tender which is capable of being converted into an agreement):
(i)	is not in the ordinary and usual course of business of the Company or any of the Subsidiaries;
(ii)	is with a third party (not being a member of the Seller’s Group) and is not on an arm’s length basis;
(iii)	which involves, or is likely to involve, expenditure by it of at least £100,000 in aggregate;
(iv)	is a partnership, joint venture or consortium agreement or any agreement for sharing the income of any Group Company;
(v)	materially excludes the freedom of any Group Company to do business;
(vi)	is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement;
(vii)	is an agreement to which the Seller (or any person connected with it other than another Group Company) is a party;
(viii)	will result in any Group Company becoming liable for any finder’s fee, brokerage or other commission in connection with the acquisition of the Shares by the Buyer;
(ix)	which provides for any receivables owning to any Group Company to be sold or discounted on a non-recourse basis; or
(x)	pursuant to which any Group Company has acquired or disposed of any shares or any business and remains subject to any actual or contingent liability.
(n)	Any charter or agreement in place between the Group and a Vessel Seller in respect of the Transferring Vessels has been terminated or will be terminated prior to the date of Completion.
(o)

There are no outstanding claims or liabilities in respect of the Transferring Vessels or in respect of any charter or agreement between the Group and a Vessel Seller in respect of the Transferring Vessels.

19	Insurance
(a)	A summary of the insurance policies taken out by or on behalf of any Group Company are set out in the Data Room (the “Insurance Policies”) and as regards each such policy:
(i)	no premium is overdue for payment; and
(ii)	no Group Company has received written notice from the insurers that any such policy is void or voidable.
(b)

All the Insurance Policies are in full force and effect and so far as the Seller is aware, nothing has been done or not done which so far as the Seller is aware could make any of them void or voidable.

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(c)

Details of any outstanding claims and notifications to the Group’s insurers and any claims to the insurers made in the two year period prior to the date of this Agreement are set out in the Data Room, and otherwise no claim is outstanding under any of the policies and so far as the Seller is aware there is nothing which is reasonably likely to give rise to a claim under any of the policies.

20	Litigation and disputes
(a)

No Group Company is, or has during the three year period ending on the date of this Agreement, been engaged in litigation, administrative, mediation or arbitration proceedings or other proceedings as claimant or defendant in which the amount in dispute exceeds £100,000 (other than debt recovery in the ordinary course of trading) and:

(i)	so far as the Seller is aware, there are no such proceedings pending;
(ii)	no written notice which remains current has been received by the Group threatening any such proceedings; and
(iii)	there is nothing which is likely to give rise to such proceedings.
(b)

No Group Company is subject to any order or judgment given by any court, tribunal or governmental agency which is still in force and no Group Company has given any undertaking to any court or tribunal or to any third party arising out of any proceedings.

(c)	No Group Company is in dispute with any person in relation to any matter in which the amount in dispute exceeds £100,000.
(d)

No Group Company has received written notice which remains outstanding of any compulsory purchase notice, closing, demolition or clearance order, clean up notice, enforcement notice or stop notice affecting any of the Properties.

(e)	So far as the Seller is aware, no Group Company has any liability (whether actual or contingent) in respect of any land or buildings formerly owned of occupied by it.
(f)	So far as the Seller is aware, no officer, agent, employee or other person who performs services for or on behalf of a Group Company in his capacity as such:
(i)	is engaged in or subject to any proceedings or investigations by any statutory or governmental body; or
(ii)	has done or omitted to do any act or thing in contravention of any law or regulation applicable to the business of the Group,

in each case which has had a material adverse effect on the reputation or goodwill of any Group Company. So far as the Seller is aware, no such proceedings or investigations are pending or threatened against any such person and there are no circumstances which are likely to give rise to any such proceedings or investigations.

21	Insolvency
(a)

No Group Company is unable to pay its debts, whether within the meaning of section 123 Insolvency Act 1986 (without any requirement to prove any matter referred to in that section to the satisfaction of the court) or otherwise, and no Group Company has stopped or suspended payment of its debts generally.

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(b)	No order has been made or resolution passed for the winding-up or provisional winding-up of a Group Company, and so far as the Seller is aware no petition has been presented for the same.
(c)

No Group Company is the subject of an application to the court for an administration order, a notice of appointment of an administrator, a notice of intention to appoint an administrator nor has an administrator appointed over it.

(d)

No action has been taken for a Group Company to enter into any arrangement or composition for the benefit of its creditors generally, or for the appointment of a receiver, administrative receiver or similar officer of a Group Company’s undertaking, interests, properties, revenues or assets.

(e)

No distress, execution or other process has been levied in respect of a Group Company which remains undischarged and there is no related unfulfilled or unsatisfied judgment or court order outstanding against a Group Company.

22	Compliance
(a)

Each Group Company has complied in all material respects with all laws and regulations applicable to its business and, so far as the Seller is aware, no officer, agent, employee or other person acting or performing services for or on behalf of a Group Company has in the course of his duties done or omitted to do any act or thing in material contravention of any applicable law or regulation in any jurisdiction.

(b)

In the last three years no Group Company has received written notice that it has committed or omitted to do anything, the commission or omission of which is in  contravention of applicable law or regulation giving rise to a material penalty, default proceedings or other liability on its part.

(c)	No Group Company has received written notice (which remains current) alleging breach of any Environmental Law applicable to its business.
(d)	Each Group Company has complied with all of its obligations under the Health and Safety Laws in all material respects.
(e)

No Group Company has received written notice of any litigation, arbitration or administrative proceedings, or written notice of any governmental, regulatory or official investigation or enquiry from any enforcement authority, which in each case is in progress or threatened or pending for any non-compliance of any Health and Safety Law.

(f)

No Group Company has received any written enforcement, prohibition, stop, remediation, improvement, non-conformity notice or any other written notice in relation to any breach or alleged breach of any Health and Safety Laws from any enforcement authority, including the Maritime and Coastguard Agency, the Marine Accident Investigation Branch, the Environment Agency, the Health and Safety Executive (or any equivalent bodies or authorities in any jurisdiction in which the Group operates its business).

(g)	Each Group Company holds, and has at all times held, all registrations, licences, permits and accreditations necessary for the carrying on of its business (the “Permits”).

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(h)	So far as the Seller is aware, there are no circumstances which indicate that any Permit is unlikely to be renewed on expiry, or unlikely to be renewed on similar terms as a result of the Transaction.
23	Vessels
(a)	Details of the Vessels set out in Schedule 2, Part 3 (Vessel Particulars) are correct.
(b)	Since the Locked Box Date, the Vessels have been operated in the ordinary course substantially in accordance with past practice.
(c)

Each Vessel has all Class certifications, safety certificates, and all licences, consents, approvals and authorities as are required by Class, applicable law or regulation for such Vessel’s current operations in the ordinary course and all such certifications, certificates, licences, consents, approvals and authorities are current and valid and, as regards the Class certifications, without overdue condition or recommendation.

(d)

In respect of each Vessel, a Group Company holds all registrations, records of voyages and records of maintenance/repairs as are required to be kept by Class, applicable law or regulation for their current operations.

(e)	Each Vessel has been operated in compliance with all applicable laws, regulations and all other legal requirements of flag, the classification society and the Vessel’s insurers.
(f)	Each Vessel has been manned by an appropriate complement of masters officers and crew which, where the Vessel is subject to a Charter, comply with any requirements in that Charter.
(g)

No Vessel has been involved in a collision or other incident causing damage to the condition of such Vessel or the relevant Vessel’s Vessel Ancillary Assets since 30 October 2018 and since that date so far as the Seller is aware there has been no cause to notify the relevant Class certification society of any matter which could cause the Class certification for such Vessel to be revoked, varied or which has resulted in an inspection of the relevant Vessel by the Class certification society.

(h)

Where there is a specific provision in a charter requiring the Vessel owner to indemnify the charterer in respect of any claims made by any owners of any goods carried under the charter, the relevant Group Company has appropriate insurance in place and so far as the Seller is aware remains in full force and effect and has been Disclosed.

(i)

Where a Charter requires the Vessel owner to enter into an agreement with one or more third parties, that agreement has been entered into and so far as the Seller is aware remains in full force and effect and has been Disclosed.

(j)

Complete and accurate details of all Charter arrangements that are in place in relation to the Vessels have been Disclosed and no Group Company has received written notice of any breach of any Charter which breach remains outstanding.

(k)	No Vessel is in dry dock, or has been in dry dock within the last 12 months, outside of the relevant Vessel’s dry docking schedule or in the ordinary course.
(l)	No Group Company has an outstanding insurance claim in relation to any Vessel or, so far as the Seller is aware, has grounds to make an insurance claim in relation to any Vessel.

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(m)	No Group Company owns any vessels other than the Vessels.
24	Anti-corruption and money laundering
(a)	In this paragraph 24 (Anti-corruption and money laundering):
(i)

“Anti-Corruption Laws” means the national and directly effective legislation of any jurisdiction in which a Group Company conducts business which governs the conduct of companies or individuals in relation to bribery and corruption, including the Bribery Act 2010; and

(ii)	“Associated Persons” means, in relation to the Group Companies, an officer, employee or agent who performs or has performed services for it or on its behalf.
(b)	Each Group Company has complied in all material respects with all Anti-Corruption Laws.
(c)	So far as the Seller is aware, no Associated Person has bribed another person intending to obtain or retain business or an advantage in the conduct of business of a Group Company.
(d)

No Group Company has received written notice that it or an Associated Person is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental or regulatory body or any customer regarding any offence or alleged offence under Anti-Corruption Laws, and so far as the Seller is aware, there are no circumstances that will give rise to any such investigation, inquiry or proceedings.

(e)	No Group Company has received written notice that it has been excluded from participation in a public contract as a result of being convicted of bribery or corruption.
(f)

Each Group Company has in place (and has, at all relevant times, had in place) procedures (in line with the guidance from time to time published under section 9 Bribery Act 2010 and sufficient to constitute adequate procedures within the meaning of section 7(2) Bribery Act 2010) designed to prevent any officer, agent or employee of that Group Company, or any other person who performs services for or on behalf of that Group Company, from undertaking any conduct which could result in the Group Company committing an offence under Anti-Corruption Laws.

25	Modern Slavery

The Data Room contains the Group’s policy document in relation to its approach to ensuring slavery, servitude, forced or compulsory labour and human trafficking is not taking place in any part of its own business or any of its supply chains.

26	Data protection
(a)

In this paragraph 26 (Data protection), “Data Protection Laws” means The General Data Protection Regulation (EU 2016/679), the Data Protection Act 2018 and any other data protection legislation applicable to any member of the Group.

(b)	The Company and each of the Subsidiaries has complied in all material respects with Data Protection Laws.

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(c)

No written notice alleging non-compliance with any Data Protection Laws has been received by any Group Company from any competent data protection authority where such allegation is outstanding at the date of this Agreement.

(d)

No written notice alleging non-compliance with any Data Protection Laws has been received by any Group Company from any data subject where such allegation is outstanding at the date of this Agreement or at the date of Completion.

(e)	Details of the data protection policies of the Group are set out in the Data Room.
27	Grants and subsidies

No Group Company has in the last 12 months received any grant or subsidy from a government department or agency or a local authority and so far as Seller is aware the execution of this Agreement will not result in any Group Company losing the benefit of any grant or subsidy which it currently receives.

28	Borrowings
(a)	Details of all overdrafts, loans, invoice discounting, hedging or factoring facilities utilised by a Group Company are contained in the Data Room.
(b)	There is no outstanding security over the assets or undertaking of a Group Company save for maritime liens and maritime claims arising by law in the ordinary and usual course of business.
(c)	No Group Company has received written notice of an event of default, and so far as the Seller is aware no event has occurred, which:
(i)	gives rise to an obligation to repay any borrowing or indebtedness in the nature of borrowing; or
(ii)	causes any security for any borrowing or indebtedness in the nature of borrowing to be enforceable.
(d)

No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given or entered into by the Company or any of the Subsidiaries or any third party in respect of borrowings or other obligations of the Company or any of the Subsidiaries.

(e)

Neither the Company nor any of its Subsidiaries has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness or any other person other than another Group Company.

29	Loans
(a)	Details of all sums lent or agreed to be lent by a Group Company and which has not been repaid to it (other than normal trade credit) are contained in the Data Room.
(b)	There is no guarantee, indemnity, debenture or charge given by any Group Company to secure any financial indebtedness of any member of the Seller’s Group.

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30	Bank accounts
(a)	The Data Room contains accurate account details of all current, deposit and foreign currency accounts of each Group Company.
(b)

Particulars of the balances of all the bank accounts of Company and the Subsidiaries showing the position as at the Business Day immediately preceding the date of this Agreement have been Disclosed and since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary and usual course of business.

31	Employees
(a)	The Data Room includes anonymised particulars of the following terms of each Employee’s contract of employment:
(i)	the Group Company (or Crew Employer) which employs them;
(ii)	their current remuneration (including any benefits, bonus, or other performance related remuneration);
(iii)	the commencement date of their employment;
(iv)	the notice of termination required to be given by the employer or, if a fixed term, the expiry date of the fixed term;
(v)	the type of contract (i.e. whether full or part-time); and
(vi)	the Employee’s date of birth.
(b)	The Data Room includes anonymised details of all Employees who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill-health.
(c)

No notice to terminate the contract of employment of any Employee whose salary exceeds £50,000 per annum (whether given by a Group Company/Crew Employer or by the Employee) is outstanding or, so far as the Seller is aware, threatened.

(d)

No Group Company nor the Crew Employer has instituted any proceedings against any Employee arising from that person’s employment with a Group Company/Crew Employer and no Group Company nor the Crew Employer has received written notice of any proceedings threatened or instituted by an Employee against any Group Company or the Crew Employer.

(e)

Neither the Group Employer nor the Crew Employer has received written notice of an investigation or enquiry (or threatened investigation or enquiry) by the Equality and Human Rights Commission or similar body.

(f)	No Employee is subject to a current disciplinary warning or grievance procedure.
(g)	The only employees who are wholly or mainly assigned to crew the Vessels in the ordinary course of the business of the Group are the TUPE Employees.
(h)	Details of the average proportion of total working time of the TUPE Employees spent wholly or mainly dedicated to working on the Vessels have been Disclosed.

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(i)

No person is employed or engaged in the business of the Group (whether temporarily or permanently and whether under a contract of service or contract for services) other than the Employees, and the Employees are all employed by a Group Company or the Crew Employer.

(j)	The Employee information contained in the Data Room is accurate in all material respects.
(k)	The Data Room contains copies of the Group’s standard employment contracts, human resource handbooks and policies and benefit schemes for the Employees.
(l)

In respect of the Employees, so far as the Seller is aware the Group Companies and the Crew Employer have performed all material obligations and duties required to be performed as employer whether arising under contract, statute, common law or in equity or under any treaties including the Treaty of the Functioning of the European Union, the laws of the European Union and the Maritime Labour Convention (as amended) or otherwise.

(m)

So far as the Seller is aware, in the two years preceding the date of this Agreement, in respect of each of the Employees, all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 has been calculated and paid in accordance with Directive 2003/88/EC of the European Parliament and the Council of 4 November 2003 concerning certain aspects of the organisation of working time.

(n)

All contracts of service of the Employees (or contracts for services between the Group Companies/Crew Employer and other individuals whom they engage) are terminable by the Group Companies or the Crew Employer at any time on three months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment).

(o)

The Group Companies and the Crew Employer are not involved (and have not been involved in the two years preceding the date of this Agreement), and so far as the Seller is aware are not likely to be involved, in connection with the business of the Group in any industrial or trade dispute (official or unofficial) or negotiation with any trade union or other employee organisation or representative group, nor any application for recognition pending before the Central Arbitration Committee, nor so far as the Seller is aware is any such industrial or trade dispute, negotiation or application pending or threatened.

(p)	So far as the Seller is aware any Employee who requires permission to work in the United Kingdom has permission to do so.
(q)

No offer of employment for a position with a salary of more than £50,000 per annum has been made by any Group Company that has not yet been accepted, or which has been accepted but where the employment has not yet started.

(r)	There are no agreements or arrangements between a Group Company or the Crew Employer and a trade union or other body representing Employees, other than:
(i)	the memorandum of understanding between the Crew Employer and the National Union of Marine, Aviation and Shipping Transport Officers; and
(ii)	the collective bargaining agreement between the Crew Employer and NAUTILUS International.

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(s)	None of Robert Catchpole, Paul Willis nor or any Employee or worker of the Group is entitled to any benefit or to treat himself as dismissed or be released from any obligation if Completion occurs.
32	Pensions
(a)

Apart from The People’s Pension and the AEGON Group Personal Pension Plan, details of which are contained in the Data Room (the “Disclosed Group Schemes”) no Group Company has been a party to or had any actual or contingent liability to contribute to or make any payment in connection with any personal pension plan, occupational pension scheme or any other retirement, pension, death benefit, medical benefit or disability arrangement or has made a promise or proposal to establish any such arrangement.

(b)

Except as Disclosed, apart from The Carey Workplace Pension Trust, details of which are contained in the Data Room (the “Disclosed Crew Employer Schemes”), the Crew Employer is not a party to and does not have any actual or contingent liability to contribute to or make any payment in connection with any personal pension plan, occupational pension scheme or any other retirement, pension, death benefit, medical benefit or disability arrangement in respect of the TUPE Employees nor has it made a promise or proposal to establish any such arrangement.

(c)	Each Group Company and the Crew Employer has at all times complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation.
(d)

All contributions, tax, expenses and premiums due to or in respect of the Disclosed Group Schemes from a Group Company or an employee or former employee of a Group Company have been paid. All contributions, tax, expenses and premiums due to or in respect of the Disclosed Crew Employer Schemes from the Crew Employer in respect of the TUPE Employees have been paid.

(e)

Except as Disclosed, no Group Company (and no associated or connected person) has at any time been an employer in an occupational pension scheme to which sections 38 to 51 of the Pensions Act 2004 could apply.

(f)

No Employee has any claim or right in respect of any arrangement of the type described at paragraphs 32(a) and 32(b) above payable on early retirement or redundancy which has transferred to the relevant Group Company by operation of the Employment Regulations or will transfer to the Buyer by operation of the Employment Regulations with effect from Completion as a result of the transfers contemplated under this Agreement.

(g)

The Disclosed Group Schemes and the Disclosed Crew Employer Schemes are registered pension schemes under Chapter 2 of Part 4 Finance Act 2004 and so far as the Seller is aware have in all material respects complied with the documents governing them, the provisions of all applicable laws, regulations and requirements (including EU and United Kingdom pensions legislation, trust law and anti-discrimination law) and all applicable requirements of any competent governmental body or regulatory authority (including the Pensions Regulator and HM Revenue & Customs)

(h)

There are no claims or actions (including any complaints under the internal disputes resolution procedure, any complaint to the Pensions Ombudsman or any investigation or enquiry by the Pensions Regulator) by or relating to any Employee or former employee of a Group Company in progress or pending by or against the

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trustees or administrator of the Disclosed Group Schemes or the Disclosed Crew Employer Schemes or against any Group Company nor so far as the Seller is aware is there any reason for such claims or actions.

(i)

There has been no correspondence with the Pensions Regulator in respect of any Group Company or any associated or connected person (including any Group Company) concerning the matters detailed in this Agreement and / or the power of the Pensions Regulator to issue a contribution notice under Section 38, Pensions Act 2004, or a financial support direction under Section 43, Pensions Act 2004.

33	Properties
(a)	The Properties comprise all the property owned, used or occupied by a Group Company.
(b)	The information relating to the Properties contained in Schedule 10 (Properties) is accurate in all material respects and not misleading in any material respect.
(c)

A Group Company as the owner or a lessee of a Property (as the case may be) is (i) solely legally and beneficially entitled to that Property and (ii) in possession and actual occupation of that Property on an exclusive basis.

(d)	The Properties are free from any Encumbrances and there is no agreement or commitment to create any such thing in relation to any of the Properties.
(e)

The Properties are occupied, held, controlled or otherwise used exclusively by the Group and there is no lease, sub-lease, tenancy or licence to occupy in favour of a person other than a Group Company affecting any of the Properties nor is there any person other than a Group Company in possession or occupation of any of the Properties or who has or, so far as the Seller is aware, claims any right or easement in respect of any of the Properties by adverse possession or by prescription.

(f)

None of the Properties is subject to any exception, reservation, covenant, easement, wayleave, licence to occupy, option, right of pre-emption or any interest referred to in Schedule 1, 3 or 12 of the Land Registration Act 2002 or to any interest acquired under the Limitation Act 1980 which in any such case adversely affects the relevant Group Company's current use of that Property to any material extent nor is there any agreement or commitment to create any such thing.

(g)

The present use of each of the Properties is the permitted use under the Town and Country Planning Act 1990. No Group Company during its occupation of the Property in the three years prior to the date of this Agreement has received any written notice indicating that the current use of the Property contravenes planning legislation and in that period no written notices, complaints or requirements have been received from any competent authority or undertaking exercising statutory or delegated powers in relation to any Property or the current use of any Property.

(h)

All statutory and other legal requirements applicable to, and all conditions applicable to any licences and consents (including planning consents) required for the use of the Properties as now used have been complied with by the Group Companies to which such requirements are applicable.

(i)

No written notice or complaint which remains current has been received by or served on any Group Company in writing in respect of any breach or alleged breach of any material obligation or restriction applicable to any of the Properties and the

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Seller is not aware of any past or present actual or alleged breaches of such material obligations or restrictions.
(j)	So far as the Seller is aware, no Group Company has any contingent liability in respect of any freehold or leasehold property in which it formerly had any estate or interest.
(k)

No Group Company has any right of ownership, right to use, option, right of first refusal, or contractual obligation to purchase, nor any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

(l)	The Seller has in its possession and control all the title deeds and documents for each Property.
(m)

The relevant Group Company is not aware of any Property being subject to any outgoings other than business rates, water and other utility rates and insurance premiums and, in the case of any tenancies, rent, insurance rent and service charges.

(n)

In respect of any occupational tenancies, all sums due have been paid up to date and no sums have been set off or withheld or commuted or waived and no Group Company has received a written notice from the landlord that the last instalment of rent (and service charge, if any) was not accepted by the landlord (or its agent).

(o)

Copies of the leases/tenancies are contained in the Data Room, and no Group Company has been notified in writing of any material breach thereof and no Group Company has received any written notice of breach of the tenant's covenants in respect of the Properties subject to tenancies.

(p)

In respect of each of the occupational tenancies, there are no dilapidations requiring significant works and so far as the Seller is aware, no such dilapidations notices or claims are pending or threatened.

(q)

There are planned development works, redevelopment works or fitting-out works outstanding in respect of any Property and in respect of any such works carried out by or on behalf of a Group Company prior to Completion, the Company has obtained and complied in all material respects with applicable material third party consents.

(r)

So far as the Seller is aware, each Property has the benefit of all material rights required for the beneficial use and occupation of such Property and each Property has full vehicular and pedestrian access from an adopted highway.

(s)	The property known as The Old Boat Shed at Commercial Road is within the confines of the freehold property listed at 41 Commercial Road, Lowestoft, Suffolk, NR32 2TD listed in Schedule 10.
34	Tax
(a)	All Tax which has become due from any Group Company within the last six years has been duly paid within the applicable time limit.
(b)

Provision or reserve has been made in the Accounts in accordance with the Relevant Accounting Standards for all Taxation liable to be assessed on each Group Company or for which a Group Company is accountable in respect of all income, profits or gains earned, accrued or received on or before the Accounts Date or deemed to have been or treated as earned, accrued or received for Taxation

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purposes on or before the Accounts Date and/or in respect of any event occurring or deemed to have occurred on or before the Accounts Date. Provision has been made in the Accounts for deferred Taxation in accordance with the Relevant Accounting Standards.

(c)	Each Group Company has within the last six years complied in all respects with all statutory requirements, orders, provisions, directions and conditions relating to Tax.
(d)

All returns, elections, notifications, computations, claims, registrations, applications, assessments or other information which should have been made or given by any Group Company within the last six years for a Tax purpose were made or given within the requisite periods and were in all respects up-to-date and correct and none of them is the subject of a dispute with a Tax Authority nor, so far as the Seller is aware, are likely to be the subject of such a dispute.

(e)

Each Group Company has kept all records and documents required by law for Tax purposes and has sufficient records relating to past events to enable it to make correct and complete returns for Tax purposes and to calculate its liability to Tax or relief from Tax which would arise on a disposal or realisation of its assets or a discharge of its liabilities.

(f)

The Disclosure Letter contains details so far as they affect any Group Company of all arrangements with any Taxation Authority that are not based on a strict application of the law relating to Taxation (other than published extra-statutory concessions, statements of practice and statements of a similar nature) and so far as the Seller is aware no such arrangement is liable to be withdrawn for any reason.

(g)

No Group Company is liable, or has within the last six years been liable, to pay any penalty, fine, surcharge or interest in connection with any Tax, nor so far as the Seller is aware are there any circumstances in existence which may cause it to become so liable.

(h)

No Group Company is, nor so far as the Seller is aware is likely to become, involved in a dispute with any Tax Authority. No Taxation Authority has investigated or indicated in writing that it may investigate any Group Company's Taxation affairs and so far as the Seller is aware no Group Company is subject to any ongoing investigation.

(i)

No Group Company has engaged in or been a party to, or otherwise involved in, a scheme, arrangement or transaction of which the main purpose, or one of the main purposes, was avoiding, reducing or deferring a liability to Tax.

(j)	No charge to Taxation will arise on any Group Company as a result of entry into or completion of this Agreement.
(k)

So far as the Seller is aware no Group Company has entered into any arrangements pursuant to which it is or may become liable to make any payment in respect of a liability to Tax which is primarily or directly the liability of any other person.

(l)

Each Group Company has duly deducted all amounts which it has been obliged to deduct from any payment made or treated as made by it or in connection with the provision by it of any benefit and has duly accounted for all such amounts to the relevant Tax Authority.

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(m)

No Group Company has in the last six years been party to any non-arms length transaction or been party to any transaction or arrangement to which the provisions of section 195 Taxation (International and Other Provisions) Act 2010 may apply.

(n)

Each Group Company has always been resident for Tax purposes in the jurisdiction of its incorporation only and no Group Company has ever had outside the jurisdiction of its incorporation a branch, agency, place of business or permanent establishment (within the meaning of the Model Tax Convention on Income and Gains published by OECD).

(o)

Any loans or advances made, or agreed to be made, by any Group Company within Chapter 3 Part 10 CTA 2010 have been Disclosed in the Disclosure Letter, and no Group Company has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

(p)

The Company is treated as a member of a group for the purposes of section 43 VATA (Groups of Companies) (the “VAT Group”) and details of the representative member are contained in the Disclosure Letter.  There are no outstanding applications by any companies to join the VAT Group.

(q)	Southern Crewing Services Limited is duly registered and is a separate taxable person for the purposes of VAT.
(r)

Each Group Company and the representative member from time to time of the VAT Group has complied in all respects with the statutory requirements, orders, provisions, directions and conditions relating to VAT and each Group Company maintains complete, correct and up to date records relating to VAT.

(s)	Each Group Company has paid all amounts of stamp duty, stamp duty reserve tax, stamp duty land tax, land and buildings transaction tax or land transaction tax which have become due from it.
(t)

All documents which affect the right, title or interest of any Group Company to or in its properties, undertaking or assets, or to which any Group Company is a party or in the enforcement of which it is otherwise interested, were duly stamped for stamp duty purposes within the requisite period for stamping.

(u)

Within the 3 years ending on the date of this Agreement, no Group Company has made any claim for relief, exemption or deferral of stamp duty, stamp duty reserve tax, stamp duty land tax, land and buildings transaction tax or land transaction tax.

(v)

No shares or securities have been issued or transferred to or are held on behalf of any current or former director or employee of any Group Company to which the provisions of Part 7 of ITEPA apply or have been applied and there are no shares or securities otherwise issued by any Group Company to which the provisions of Part 7 of ITEPA apply or have been applied.

(w)

In the three years prior to the date of this Agreement each Group Company that is a member of the Seller’s Tonnage Tax Group has complied in all respects with the statutory requirements and regulations relating to the tonnage tax regime provided for in Schedule 22 of Finance Act 2000.

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Schedule 7

Seller protection provisions

Restart Numbering Applied
1	Definitions and interpretation
(a)	In addition to the words and expressions defined in Clause 1 (Definitions and interpretation) of this Agreement, in this Schedule 7 (Seller protection provisions):

“Debt Reorganisation Claim” means a Claim by the Buyer under the indemnity in Clause 12.1.

“Expiry Date” means:

(i)	in relation to any General Warranty Claim, 18 months from the date of Completion;
(ii)	in relation to any Pensions Claim or Yangtze Claim or Debt Reorganisation Claim, the sixth anniversary of Completion; and
(iii)	in relation to any Claim other than a General Warranty Claim, Pensions Claim, Debt Reorganisation Claim, Yangtze Claim, the seventh anniversary of Completion.

“Fundamental Warranty Claim” means a Claim for breach of one or more of the Fundamental Warranties.

“General Warranty Claim” means any Claim for breach of the Warranties (other than a Fundamental Warranty Claim or Tax Claim).

“Pensions Claim” means a Claim by the Buyer under the indemnity in Clause 10.1.

“Tax Claim” means a Tax Warranty Claim or any Claim under Clause 2 (Covenants ) of the Tax Deed.

“Tax Warranties” means those Warranties set out in paragraph 34 (Tax) of Schedule 6.

“Tax Warranty Claim” means a Claim for breach of one or more of the Tax Warranties.

“Yangtze Claim” means a Claim by the Buyer under the indemnity in Clause 11.

(b)

Each limitation of liability and each other right or remedy of the Seller included in this Schedule or the Tax Deed or implied by operation of law shall be construed independently and shall not be limited by, or limit the interpretation of, any other limitation of liability, right or remedy included in this Schedule or the Tax Deed or implied by operation of law applying or intended for the benefit of the Seller.

(c)	Subject to paragraph 1(d), the provisions of this Schedule shall, if they conflict with any other provision of this Agreement, prevail.
(d)	The provisions of this Schedule 7 (Seller protection provisions) shall not apply in respect of any claim brought under Clause 6 (Leakage).
(e)	The provisions of this Schedule 7 (Seller protection provisions) shall apply to Tax Claims to the extent set out herein.

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(f)	Unless otherwise stated, references to “paragraphs” in this Schedule are to paragraphs of this Schedule.
2	Caps on liability
(a)	The total liability of the Seller Parties (taken together) in respect of:
(i)	all Fundamental Warranty Claims shall not, in aggregate, exceed an amount equal to:
(A)	the aggregate of the Equity Consideration, the Locked Box Shareholder Debt Payment and the Permitted Services Amount;
(B)	less £6,000,000;
(C)	plus any Earn Out Consideration paid to the Seller;
(ii)

all Fundamental Warranty Claims, Pensions Claims, Yangtze Claims, Debt Reorganisation Claims and all other Claims (other than General Warranty Claims and Tax Claims), shall not, in aggregate, exceed an amount equal to the aggregate of the Equity Consideration, the Locked Box Shareholder Debt Payment, the Permitted Services Amount and any Earn Out Consideration paid to the Seller; and

(iii)	all General Warranty Claims and Tax Claims shall not, in aggregate, exceed £1 (one pound sterling).
(b)

For the purposes of the caps set out in this paragraph 2, the liability of the Seller Parties shall be deemed to include the amount of all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by the Seller Parties (take together) in connection with the satisfaction, settlement or determination of any such Claim (other than those costs, expenses and other liabilities incurred on their own account).

3	Time limits and notice of Claims
(a)

No Fundamental Warranty Claim, General Warranty Claim, Tax Claim, Pensions Claim, Yangtze Claim or Debt Reorganisation Claim shall be brought against a Seller Party unless written notice of it is given to the relevant Seller Party by the Buyer: (i) as soon as reasonably practicable after the Buyer becoming aware of (A) the circumstances giving rise to the relevant Claim; and (B) that the circumstances may constitute a breach of warranty; and (ii) in any event before the relevant Expiry Date.

(b)	No Claim under the Tax Deed may be brought against a Seller Party unless written notice of it is given to the relevant Seller Party by the Buyer before the seventh anniversary of Completion.
(c)

Any notice of Fundamental Warranty Claim, Tax Warranty Claim, General Warranty Claim, Pension Claim, Yangtze Claim or Debt Reorganisation Claim shall so far as it is known to the Buyer specify in reasonable detail the facts which give rise to the relevant Claim, the grounds for the relevant Claim, including details of any warranty which it is claimed has been breached and the amount of the relevant Claim and, where reasonably practicable taking into account information available at the time, how it has been calculated.

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4	Proceedings
(a)

Subject to paragraph 4(b) of this Schedule 7, the Seller Parties shall have no liability for any Claim (that has not been previously satisfied or settled), which shall be deemed to be withdrawn, unless the Buyer issues and serves legal proceedings in a court of competent jurisdiction on the relevant Seller Party in respect of the Claim on or before six months from the date on which the Buyer notified the Seller Party of the Claim (or in the case of any claim to which paragraph 7 applies, the date on which such Claim becomes an actual liability) (and no new Claim may be made in respect of the losses that were the subject matter of such Claim), save that in relation to a Pensions Claim or a Yangtze Claim or a Debt Reorganisation Claim the period of six months shall be twelve months.

(b)

Any Claim the subject matter of which is the subject of any dispute with a Tax Authority shall only deemed to be withdrawn if legal proceedings have not been commenced as described within six months of the date of resolution of such dispute with the Tax Authority.

5	Mitigation

Nothing in this Agreement shall limit or exclude the Buyer’s common law duty to mitigate its loss.

6	No double recovery

The Buyer shall not be entitled to seek recovery from the Seller Parties in respect or in connection with any Claim more than once in respect of the same facts, matters or circumstances.

7	Contingent or non-quantifiable claims

If any Claim (other than a Tax Claim) arises by reason of some liability which is contingent or otherwise not capable of quantification, then notice of that Claim must be made in accordance with paragraph 3 but no payment shall be due from the Seller Parties in respect of it until the liability has been quantified and actual loss has been suffered by the Buyer as a consequence of the subject matter of the Claim.

8	Limitations applying to certain General Warranty Claims

The Seller Parties shall have no liability in respect of a General Warranty Claim to the extent that it occurs or is increased as a result of:

(a)	any legislation or regulation not in force or effect at the date of this Agreement, including any legislation or regulation taking effect retrospectively; or
(b)	a change after the date of this Agreement in:
(i)	law or the interpretation of law;
(ii)	the identity, administrative practice or policy of any governmental, regulatory or licensing or certification body or authority; or
(iii)	generally accepted accounting practices or international financial reporting standards (as the case may be); or

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(c)	a change in the nature of, transfer, winding up or cessation after Completion of a trade or business carried on by a member of the Buyer’s Group; or
(d)

changes after Completion in the accounting policies, principles, methods, practices or bases adopted by or applied in relation to a member of the Buyer’s Group or other change in the way in which a member of the Buyer’s Group values assets or liabilities or prepares, presents or compiles any accounts; or

(e)

any voluntary act, omission, transaction or arrangement by or at the direction or with the prior written approval of a member of the Buyer’s Group (other than, prior to Completion, a Group Company); or

(f)	a breach of any Transaction Document by a member of the Buyer’s Group.
9	Fraud

Nothing in this Agreement limits the liability of a Seller Party in respect of its own fraud.

10	Disclosures

The Seller Parties shall have no liability for any Fundamental Warranty Claim, General Warranty Claim or Tax Warranty Claim in respect of information and circumstances Disclosed.

11	Provisions

The Seller Parties’ liability in respect of any Fundamental Warranty Claim or General Warranty Claim shall be reduced to the extent that specific provision for the matter giving rise to the Claim is made in the Locked Box Accounts and that it is reasonably identifiable that such provision relates to the relevant Fundamental Warranty Claim and/or relevant General Warranty Claim, provided that to the extent such a provision has reduced the liability of the Seller Parties’ in relation to any prior Fundamental Warranty Claims or General Warranty Claims the amount by which the provision reduced such Claims may not be utilised to reduce the liability of the Seller Parties’ in relation to any subsequent Fundamental Warranty Claims or General Warranty Claims.

12	Insured Claim

The Seller Parties’ liability for any Claim shall be reduced by an amount equal to the actual amount recovered under the terms of any insurance policy (including the W&I Policy) in respect of the subject matter of the Claim.  The Buyer shall, and shall procure that each other member of the Buyer’s Group shall, use all reasonable endeavours to seek full recovery under any insurance of which it is a party (including the W&I Policy) in relation to any matter that is the subject matter of a Claim.

13	Excluded losses

The Seller Parties shall not be liable for loss of profits, loss of goodwill, loss of opportunity or any indirect or consequential losses.

14	Buyer’s knowledge
(a)	The Buyer confirms that at the date of this Agreement it is not actually aware of any fact, matter, event or circumstance that it actually knows is an actual breach

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of Warranty after taking account of such facts, matters, events or circumstances as have been Disclosed.
(b)

For the purpose of paragraph 14(a) the Buyer’s actual knowledge shall be deemed to be the Buyer’s actual knowledge having made reasonable enquiry only of Wil Jones, Callum Bruce and Gordon Wallace in respect of the relevant matters and shall not include constructive knowledge or the knowledge of any agent, director, employee, consultant or advisor of or to the Buyer Group.

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Schedule 8

Buyer warranties

Restart Numbering Applied
(a)	The Buyer is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.
(b)	The Buyer has the power and authority to enter into the Transaction Documents and to fully perform its obligations under them in accordance with their terms.
(c)	The Transaction Documents constitute valid, legal and binding obligations on the Buyer in the terms of the Transaction Documents.
(d)	The Buyer does not require the consent, approval or authority of any other person to enter into or perform its obligations under the Transaction Documents.
(e)

The entry into and performance by each Buyer of its obligations under the Transaction Documents will not constitute a breach or give rise to a default under any applicable laws or regulations or any order, decree, judgement, contract or other obligation binding on it (including any provision of its constitutional documents) which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(f)

The Buyer has not been given written notice of any litigation, arbitration or administrative proceedings, or written notice of any governmental, regulatory or official investigation or enquiry which in each case is in progress or threatened or pending and which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(g)

No action or steps have been taken by, or so far as the Buyer is aware legal proceedings started or threatened against, the Buyer for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets.

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Schedule 9

Earn Out Consideration

Part 1

Introduction

Restart Numbering Applied
1	Definitions

In this Schedule 9 (Earn Out Consideration):

“Accelerated Earn Out Payment” means, if the Acceleration Event occurs:

Restart Numbering Applied
(i)	before the end of the First Earn Out Year, £4,000,000; and
(ii)	after the end of the First Earn Out Year but before the expiration of the Earn Out Period, £2,000,000.

“Acceleration Event” means any of the following events:

Restart Numbering Applied
(i)	Insolvency Proceedings are commenced in respect of any member of the Earn Out Group; or
(ii)	unless agreed by the Seller in advance in writing:
(A)	there is a sale of all or substantially all of the assets of the Earn Out Business or a breach of paragraphs 2(a)(iii) or 2(a)(v) of Part 2 of this Schedule; or
(B)	there is a Change of Control,

or a member of the Earn Out Group has entered into a contract, agreement or arrangement to do such a thing.

“Acceleration Event Dispute” has the meaning given in paragraph 3(d) of Part 1 of this Schedule.

“Acceleration Event Long Stop Date” has the meaning given in paragraph 3(d) of Part 1 of this Schedule.

“Adjusted Revenue” means the gross revenue of the Earn Out Business earned in the Southern North Sea in an Earn Out Year determined in accordance with Part 3 of this Schedule.

“Basalt” means Basalt Infrastructure Partners II A L.P., Basalt Infrastructure Partner II C L.P., and Basalt Infrastructure Partners II D L.P., each acting through its general partner Basalt Infrastructure Partners II GP Limited.

“Change of Control” means Basalt:

Restart Numbering Applied
(i)	ceasing to the own or control (directly or indirectly) more than 50% of the voting securities of the Company, the Buyer or Ardmair Bay Holdings Limited;
(ii)	ceasing to have the power to direct the management and policies of the Company or the Buyer directly or indirectly and whether by contract, voting rights or otherwise; or

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(iii)

ceasing to have the right to appoint or cause the appointment or remove or cause the removal of directors of the Company or the Buyer holding a majority of the voting rights at meetings of the board of the Company or the Buyer on all, or substantially all, matters.

“Earn Out Accounts” means the consolidated management accounts of the Earn Out Group prepared in accordance with the provisions of Part 3 of this Schedule for each Earn Out Year.

“Earn Out Business” means the business of emergency rescue and response Class vessels carried on by the Earn Out Group in the Southern North Sea, including any ancillary activities such as freight carried on using the Vessels.

“Earn Out Group” means the Buyer, its subsidiary undertakings and the Group Companies.

“Earn Out Payment Date” means the date that is fifteen Business Days after the Adjusted Revenue for the relevant Earn Out Year has been agreed or determined in accordance with paragraph 3 (Determining Adjusted Revenue) of Part 3 of this Schedule.

“Earn Out Period” means the period starting on Completion and ending on the last day of the Second Earn Out Year.

“Earn Out Year” means the First Earn Out Year and Second Earn Out Year.

“First Earn Out Year” means the full calendar year ending 31 December 2020.

“Independent Expert” has the meaning given in paragraph 3(d) of Part 1 of this Schedule.

“Insolvency Proceedings” means, with respect to a person:

Restart Numbering Applied
(i)	such person stopping or suspending the payment of its debts, or being unable to, or admitting its inability to, pay its debts as they fall due;
(ii)

the commencement of negotiations, or the entering into of any compromise, composition, assignment, or arrangement, with one or more of its creditors for a voluntary arrangement for a composition of its debts or a scheme of arrangement;

(iii)	the declaration of a moratorium in respect of any of its indebtedness;
(iv)	any action, step or proceeding being taken (excluding false or vexatious claims) in relation to:
(A)

the winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme or arrangement or otherwise) of that person (save for the purpose of any bona fide and solvent reconstruction or amalgamation);

(B)

the appointment of a liquidator, receiver, administrator, administrative receiver or other similar officer in respect of that person or its business, undertaking, property or assets or any part thereof.

“Second Earn Out Year” means the full calendar year ending 31 December 2021.

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2	Earn Out Consideration
(a)	The Buyer shall pay the Earn Out Consideration to the Seller by way of additional consideration for the Shares in cash.
(b)	The Earn Out Consideration shall be equal to:
(i)	in respect of the First Earn Out Year, £2,000,000 if the Adjusted Revenue exceeds £36,900,000; and
(ii)	in respect of the Second Earn Out Year, £2,000,000 if the Adjusted Revenue exceeds £35,900,000.
(c)

The Earn Out Consideration (if any) due to the Seller based on the Adjusted Revenue for each relevant Earn Out Year shall be paid by the Buyer in cash by no later than the relevant Earn Out Payment Date.

(d)

All payments of Earn Out Consideration shall be made by the Buyer in full without set off, counterclaim or similar proceedings, provided that the Buyer shall be entitled to set off against the Earn Out Consideration otherwise payable any amount that, before the due date for such payment, is agreed by the parties in writing or finally determined by a court of competent jurisdiction as being payable in respect of a claim under the indemnities in Clause 10 (Pensions indemnity), Clause 11, Clause 12 and Clause 15.4 of this Agreement.

(e)	The provisions of Schedule 9, Part 2 (Conduct during the Earn Out Period) apply during the Earn Out Period.
(f)	The provisions of Schedule 9, Part 3 (Determination of Adjusted Revenue) apply in respect of the determination the Adjusted Revenue.
3	Acceleration of Earn Out
(a)	The Buyer shall provide written notice to the Seller if it becomes aware that an Acceleration Event has occurred or is likely to occur.
(b)	The Seller shall provide written notice to the Buyer if it reasonably believes an Acceleration Event has occurred.
(c)

The Accelerated Earn Out Payment shall be paid in full within fifteen Business Days of (i) the parties agreeing that an Acceleration Event has occurred, or (ii) if applicable, the Independent Expert’s determination that an Acceleration Event has occurred.

(d)

If the Buyer and the Seller are unable to agree within 10 Business Days following the date of such notification from the Seller pursuant to paragraph 3(b) of Part 1 of this Schedule (the “Acceleration Event Long Stop Date”) that an Acceleration Event has occurred (the “Acceleration Event Dispute”), the matter shall be referred to Queen’s Counsel (the “Independent Expert”) nominated jointly by the Seller and the Buyer, or failing such nomination within 14 days following the Acceleration Event Long Stop Date, nominated at the written request of either of them by the Chairman for the time being of the General Council of the Bar of England and Wales or any successor institute. The Independent Expert shall be instructed to determine the Acceleration Event Dispute having regard to the provisions of this Agreement and to report within 28 days (or such longer period as the Independent Expert shall require) of his appointment and shall act as an expert and not as an arbitrator.

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(e)

The Buyer and the Seller shall co-operate in good faith to do everything reasonably necessary to procure the appointment of the Independent Expert and shall not unreasonably refuse to agree the Independent Expert’s terms of engagement. The decision of the Independent Expert in relation to the Acceleration Event Dispute shall (in the absence of fraud or manifest error) be final and binding on the parties.

(f)	The parties shall bear the costs of the Independent Expert in such proportions as he determines.
(g)	The Buyer and the Seller shall:
(i)

disclose to the Independent Expert the relevant provisions of this Agreement and all other relevant facts and information requested by the Independent Expert necessary for the proper determination of the Acceleration Event Dispute; and

(ii)	promptly give to the Independent Expert all information, assistance and access to books of account, documents, files and papers which the Independent Expert may reasonably require.
(h)

The Buyer shall pay the Accelerated Earn Out Payment in cash to the Seller by way of additional Consideration for the Shares, after payment of which the parties’ obligations under this Schedule 9 (Earn Out Consideration) shall cease.

(a)

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Part 2

Conduct during the Earn Out Period

Restart Numbering Applied
1	Introduction

The Buyer acknowledges the interests of the Seller in the trading of the Earn Out Group during the Earn Out Period.  The Buyer also acknowledges the interests of the Seller in the reasonable monitoring of, inter alia, the financial performance and conduct of the business of the Earn Out Group during the Earn Out Period.

2	Conduct of the Earn Out Business
(a)	The Buyer covenants with the Seller that during the Earn Out Period it shall:
(i)	procure that the Earn Out Business is carried on in the ordinary and normal course;
(ii)

procure that the Earn Out Group continues to operate the businesses carried on by it at Completion (including the business of the Group) and that the Charters are not terminated or amended on terms which reduce the Adjusted Revenue during the Earn Out Period, provided always that (x) if a Charter expires in accordance with the terms of its Charter and/or (y) if a Charter is to be re-tendered and the Buyer in its reasonable opinion makes an offer which could reduce the Adjusted Revenue during the Earn Out Period whilst retaining the relevant Charter, then pursuant to sub clause 2(a)(ii)(x) or 2(a)(ii)(y) the Buyer shall not be in breach of this paragraph 2(a)(ii);

(iii)	retain the beneficial ownership of the whole of the Earn Out Business in the Earn Out Group;
(iv)	not commence a winding up of any member of the Earn Out Group;
(v)

procure that no material part of the business, undertaking or assets of the Earn Out Group (including any vessel) is sold, transferred or disposed of, or merged with those of any other entity, in a single transaction or series of transactions, other than a transfer within the Earn Out Group, provided the Buyer shall not be restricted or prevented from selling, transferring or disposing of a vessel or otherwise ceasing to use a vessel as long as the Earn Out Group continues during the Earn Out Period to perform, or procure the performance, of all ongoing obligations to customers in accordance with the terms of such customer agreements or charters;

(vi)

subject to the Buyer’s ability to sell, transfer or dispose of vessels or otherwise cease to use vessels under paragraph 2(a)(v) above, procure that the vessels of the Earn Out Business (including the Vessels) are maintained in Class;

(vii)

procure that no member of the Earn Out Group enters into any transaction which is not on arms’ length terms save to the extent such transaction does not impact the gross revenue of the Earn Out Group during the Earn Out Period;

(viii)

ensure that neither it nor any member of the Earn Out Group does or omits to do anything with the purpose of prejudicing the rights of the Seller to the Earn Out Consideration or reducing the amount receivable by the Seller under this Schedule 9 (Earn Out Consideration); and

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(ix)

not and no member of the Earn Out Group shall do or omit to do anything that either causes revenue which would otherwise have arisen or been included during the Earn Out Period in whole or part to be deferred or excluded from the Earn Out Accounts or which is otherwise intended to or has the effect of reducing the Adjusted Revenue for the purpose of the Earn Out Consideration; and

(x)	ensure each member of the Earn Out Group complies in full with the covenants in paragraph 2(a)(i) to paragraph 2(a)(ix) as if they were named in place of the Buyer.
(b)	Nothing in this paragraph 2 (Conduct of the Earn Out Business) shall prohibit or prevent:
(i)	the Buyer or any member of the Earn Out Group from taking (or in the cause of (D) and (E) below not taking) any action:
(A)	specifically provided for in this Agreement, including enforcing any rights under this Agreement;
(B)

that it considers necessary or appropriate (having consulted with its professional advisers) in order to comply with applicable laws and regulations, including making disclosure to any statutory or regulatory body;

(C)	that it considers necessary or appropriate (having consulted with its professional advisers) in order to comply with any Charter to which it is a party as at the date of Completion;
(D)	that it considers would be materially detrimental to the business, reputation or trading relationships of the Earn Out Group;
(E)	that would cause it to incur any material capital expenditure to fulfil the provisions of paragraph 2(a) of Schedule 9, Part 2 (Conduct during the Earn Out Period);
(F)	reasonably undertaken in connection with an Emergency Situation with the principal intention of mitigating any adverse effect of such situation on the Earn Out Business; or
(ii)	a director of any member of the Earn Out Group from taking any action necessary to fulfil his or her duties owed to the company of which he or she is a director.
3	Reporting obligations

Within 20 Business Days of the end of each calendar month during the period from 1 January 2020 to the later of (i) the expiration of the Earn Out Period; and (ii) full and final payment of any Earn Out Consideration in respect of the Second Earn Out Year, the Buyer shall give to the Seller a written report setting out the gross revenue of the Earn Out Business for the previous month (broken down on a vessel by vessel and location basis).

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Part 3

Determination of Adjusted Revenue

Restart Numbering Applied
1	Earn Out Accounts
(a)

Promptly following the end of each Earn Out Year, and in any event in sufficient time for the Buyer to comply with its obligations under paragraph 3(a) below, the Buyer shall (at its own cost) procure the Earn Out Accounts are prepared in respect of the preceding Earn Out Year.

(b)

Having regard for the purpose for which they were prepared, and noting that they will be unaudited, the Earn Out Accounts shall be prepared on the same accounting principles, policies methods, practices and bases applied in preparing the Accounts to the extent that they comply with Relevant Accounting Standards as at the date of preparation of the Earn Out Accounts and otherwise so as to show a fair view of the Earn Out Group’s results as required by the Companies Acts and in accordance with the appropriate Relevant Accounting Standards as at the date of preparation of the Earn Out Accounts.

(c)

The Adjusted Revenue shall be the gross revenue of the Earn Out Business in an Earn Out Year as shown in the relevant Earn Out Accounts adjusted, where such adjustments have not already been taken into account in the preparation of the Earn Out Accounts, as provided in paragraph 2 (Adjustments to the Earn Out Accounts to determine Adjusted Revenue).

2	Adjustments to the Earn Out Accounts to determine Adjusted Revenue
(a)	In order to determine the Adjusted Revenue, the Earn Out Accounts shall be adjusted so as to exclude revenue associated with the following existing contracts of the Buyer’s Group:
(i)

the contract between North Star Shipping (Aberdeen) Limited and Centrica Storage Limited in the Rough Gas Storage Facility with an effective date of 31 October 2018 in the Southern Gas Basin (for its current scope and period only); and

(ii)

the contract between North Star Shipping (Aberdeen) Limited and Premier Oil UK Limited with an effective date of 19 June 2019 in the Premier Oil/Tolmount reservoir in the Southern Gas Basin (including any renewal of such contract).

3	Determining Adjusted Revenue
(a)

As soon as reasonably practicable following, and in any event within three months of, the end of each Earn Out Year, the Buyer shall (at its own cost) procure that the Seller is given notice of the Adjusted Revenue for the preceding Earn Out Year (the “Adjusted Revenue Statement”), along with a copy of the relevant Earn Out Accounts.

(b)

Unless the Seller notifies the Buyer in writing within 20 Business Days after receipt of the Adjusted Revenue Statement (the “Objection Period”) that they do not accept that the Adjusted Revenue Statement has been properly determined, the Seller shall be deemed to have accepted the Adjusted Revenue Statement and the Adjusted Revenue shall finally and conclusively be determined to be the amount stated in the Adjusted Revenue Statement.

Legal.201574077.2/DANB/2042676.000001100

(c)

The Buyer shall procure that the Seller and its representatives have access to all information and assistance reasonably required for the purpose of reviewing the Adjusted Revenue Statement, including all working papers relating to the Earn Out Accounts.

(d)

If, within the Objection Period, the Seller notifies the Buyer in writing that it does not accept the Adjusted Revenue Statement, the Seller and the Buyer shall use all reasonable endeavours to reach agreement as to the Adjusted Revenue, and if the parties reach agreement the relevant Adjusted Revenue shall finally and conclusively be determined to be the amount so agreed.

(e)

If the Seller and the Buyer are unable to reach agreement in accordance with paragraph 3(d) above within a further period of 20 Business Days (or such later date as may be agreed between the Seller and the Buyer) from receipt of the written notice provided pursuant to paragraph 3(d) above, the matter shall be referred for final settlement to an independent chartered accountant (the “Independent Accountant”) nominated jointly by the Seller and the Buyer, or failing such nomination within 14 days, nominated at the request of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales or any successor institute.

(f)

The Independent Accountant shall be instructed to determine the Adjusted Revenue having regard to the provisions of this Schedule and to report within 28 days (or such longer period as the Independent Accountant shall require) of his appointment and shall act as an expert and not as an arbitrator. The Buyer and the Seller shall co-operate in good faith to do everything reasonably necessary to procure the appointment of the Independent Accountant and shall not unreasonably refuse to agree the Independent Accountant’s terms of engagement. The decision of the Independent Accountant in relation to the amount of the Adjusted Revenue shall (in the absence of fraud or manifest error) be final and binding on the parties. The parties shall bear the costs of the Independent Accountant in such proportions as he determines.

(g)	The Buyer and the Seller shall:
(i)

disclose to the Independent Accountant the relevant provisions of this Agreement, the Earn Out Accounts and the Adjusted Revenue Statement and all other relevant facts and information requested by the Independent Accountant necessary for the proper determination of the Adjusted Revenue; and

(ii)	promptly give to the Independent Accountant all information, assistance and access to books of account, documents, files and papers which the Independent Accountant may reasonably require.

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Schedule 10

Properties

Address	Freehold / leasehold	Group Company with interest	Title details
Columbus Buildings, Waveney Road, Lowestoft, Suffolk NR32 1BN	Freehold	The Company	SK77755
41 Commercial Road, Lowestoft, Suffolk NR32 2TD	Freehold	The Company	SK63647
28A Commercial Road, Lowestoft, Suffolk NR32 2TD	Freehold	The Company	SK64018
Premises formerly known as The Seaview Hotel, Battery Green Road, Lowestoft, Suffolk NR32 1BN	Freehold	The Company	Unregistered
Land off Commercial Road, Lowestoft, Suffolk NR32 2TD (approximately 526 sqm)	Leasehold	SEACOR Marine (International) Limited*	Unregistered
Land off Commercial Road, Lowestoft, Suffolk NR32 2TD (approximately 250 sqm)	Leasehold	SEACOR Marine (International) Limited*	Unregistered

* To be assigned a Group Company as part of the Seller Transition Services.

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Schedule 11

TUPE Employees

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Schedule 12

Transition services

Part 1

Seller Transition Services

Restart Numbering Applied
1

For 90 days following Completion, use and support of the following Oracle Fusion software as a service (“SaaS”) applications: enterprise resource planning, human capital management and planning and budgeting cloud service.

2

For 60 days following Completion, use and support of the following Office 365 SaaS applications: Exchange, OneDrive, SharePoint, Office 365 and Skype.  Following the expiry of the initial 60 day period, an additional 30 days of Exchange email forwarding will be provided by the Seller to the domain requested in writing by the Buyer. Following the expiry of the additional 30 day period, the Seller will provide a non-delivery report related to such Exchange email account(s) for an additional 30 days.  During the 60 days following Completion, the Buyer and the Seller will reasonably cooperate with each other to identify those accounting and audit files stored on SharePoint which are to be retained by the Group and/or the Seller.

3	For 60 days following Completion, support related to the use of desktop and laptop computers, including with respect to Windows 10 and Office 365 software.
4	For 60 days following Completion, use and support of the Expereo lab as a service, including software-defined networking in a wide area network and SilverPeak managed services.
5	For 60 days following Completion, use and support of the 8x8 SaaS services. During such time, the Group’s phone numbers will be released to the Buyer’s telephone system for porting.
6	Within 60 days following Completion, the @bposvessels.com domain name will be released and transferred to the Buyer.
7	For 60 days following Completion, use and support of the SOFTimpact crew and payroll software solution Seanique.
8	For 60 days following Completion, use and support of the following digital vessel systems: Dualog (subject to a month-to-month contract), AST Group VSAT and Iridium IOP.
9	Within 180 days following Completion, procure the assignment or novation of the leases for the Properties located at:
(i)

“Land off Commercial Road, Lowestoft, Suffolk  NR32 2TD” (approximately 526 sqm) between (1) Railtrack Plc; and (2) SEACOR Marine (International) Limited dated 6 October 2001 (as varied by deed of variation between (1) Network Rail Infrastructure Limited and (2) SEACOR Marine (International) Limited dated 22 October 2008); and

(ii)

“Land off Commercial Road, Lowestoft, Suffolk  NR32 2TD” (approximately 250 sqm) between (1) Railtrack Plc; and (2) SEACOR Marine (International) Limited dated 6 October 2001 (as varied by deed of variation between (1) Network Rail Infrastructure Limited and (2) SEACOR Marine (International) Limited dated 22 October 2008),

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from SEACOR Marine (International) Limited to the Company (or to such other Group Company as the Buyer directs).

The Seller and the Buyer agree that the scope/date range for access to historical data for the various platforms listed above shall be 6 years prior to Completion (to the extent such historical data is available on the systems of the Seller’s Group).

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Part 2

Buyer Transition Services

Restart Numbering Applied
1	For 60 days following Completion, Michelle Brown (an employee of the Group) will provide the Seller with transitional support and training on all applicable accounts payable software and processes.
2	For 60 days following Completion, Samantha Doran (an employee of the Group) will provide the Seller with transitional support and training on all applicable payroll software and processes.
3

For 60 days following Completion, Richard Halliday (an employee of the Group) will assist the Seller in separating any BACS software or related services that are shared by the Company and the Seller’s Group, and provide any necessary transitional support relating to such separation.

4

For 60 days following Completion, Ivan Cable (an employee of the Group), will provide necessary purchasing support and assist in the creation of an import scheme with Seller’s freight clearing agent for the Seller’s Group.

5

For 60 days following Completion, Christopher Welton (an employee of the Group) will provide the Seller with transitional support and training on all applicable processes relating to the treasury and payments function.

6	Samantha Doran will be responsible for preparing a return for the Seller’s value added tax group for the last period ending before Completion, subject to Seller’s reasonable consent and approval.

Where an employee of the Group named in the paragraphs above ceases to be employed by the Group during the 60 days following Completion, they will be replaced in the provision of the relevant Buyer Transition Service by an employee of the Group with a similar level of expertise. Where the paragraphs above require a named employee to be made available this will be subject always to normal absences that may arise in the course of his / her employment including annual leave and sickness.

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Schedule 13

Completion Payments Notice

To:

North Star Holdco Limited

12 Queens Road, Aberdeen, AB15 4ZT

We hereby notify the Buyer of the following payment required on Completion pursuant to the sale and purchase agreement dated [●] 2019 between, among others, SEACOR Capital (UK) Limited and North Star Holdco Limited (the “SPA”).

Capitalised terms in this notice have the meanings given to them in the SPA.

Equity Consideration	£7,789,453
Interest Payment Amount	£[TBD]
Locked Box Shareholder Debt Payment	£11,739,411
Estimated Permitted Services Amount	£[TBD]
less any Notified Leakage pursuant to Clause 6.4	£[TBD]
less Seller’s W&I Payment	£(39,568)
Amount payable by the Buyer to the Seller on Completion	£[TBD]

for and on behalf of SEACOR Capital (UK) Limited

Part 1

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Schedule 14

Form of Permitted Services Accounts

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EXECUTION PAGE

Signed by Jesús Llorca Rodriguez, Director for and on behalf of SEACOR Capital (UK) Limited	) ) )	/s/ Jesus Llorca Rodriguez
Duly authorised person

Signed by Neil Carrington for and on behalf of SEACOR Marine (Guernsey) Limited	) ) )	/s/ Neil Carrington
Duly authorised person

Signed by John Gellert, President and Chief Executive Officer for and on behalf of SEACOR Marine Holdings Inc	) ) )	/s/ John Gellert
Duly authorised person

Signed by John Anniss, Director for and on behalf of Putford Phoenix Limited	) ) )	/s/ John Anniss
Duly authorised person

Signed by John Anniss, Director for and on behalf of Putford Defender Limited	) ) )	/s/ John Anniss
Duly authorised person

Signed by Jesús Llorca Rodriguez, Director for and on behalf of Stirling Offshore Limited	) ) )	/s/ Jesus Llorca Rodriguez
Duly authorised person

Legal.201574077.2/DANB/2042676.000001109

Signed by Wil Jones for and on behalf of North Star Holdco Limited	) ) )	/s/ Wil Jones
Duly authorised person

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